EXHIBIT 10.45

ONCAP L.P.

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ONCAP (CAYMAN) L.P.

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ONEX CORPORATION

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ESTERLINE TECHNOLOGIES CORPORATION

SHARE PURCHASE AGREEMENT

January 31, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION		2
1.1	Definitions	2
1.2	Schedules	18
1.3	Headings and Table of Contents	18
1.4	Gender and Number	19
1.5	Currency	19
1.6	Generally Accepted Accounting Principles	19
1.7	Invalidity of Provisions	19
1.8	Entire Agreement	19
1.9	Waiver, Amendment	20
1.10	Governing Law	20
1.11	Submission to Jurisdictions	20

ARTICLE 2
PURCHASED SHARES		21
2.1	Agreement to Purchase and Sell Purchased Shares	21
2.2	Completion of Purchase	21

ARTICLE 3
SHARE PURCHASE PRICE AND RELATED MATTERS		21
3.1	Share Purchase Price	21
3.2	Payment of Share Purchase Price, Interest-Bearing Debt and Corporation Costs and Delivery of Share Certificates	22
3.3	Withholdings Where Vendor is Non-Resident	23
3.4	Other Withholdings	28
3.5	Closing Date Statement and Actual Adjustment Amount	28
3.6	Settlement Date	31
3.7	[*]	31
3.8	Escrow Procedure for Indemnification Claims	37
3.9	Payments	39

ARTICLE 4
REPRESENTATIONS AND WARRANTIES		40
4.1	Representations and Warranties of the Corporation	40
4.2	Representations and Warranties of the Vendors	66
4.3	Matters Relating to the Representations and Warranties by the Corporation and the Vendors	67

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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4.4	Representations and Warranties of the Purchaser	69
4.5	Survival of Covenants, Representations and Warranties	72

ARTICLE 5
CONDITIONS		74
5.1	Conditions for the Benefit of the Purchaser to be satisfied by the Closing Date	74
5.2	Conditions for the Benefit of the Vendors to be Satisfied by the Closing Date	76
5.3	Obligations not to Terminate	78

ARTICLE 6
ADDITIONAL AGREEMENTS OF THE PARTIES		78
6.1	Vendors’ Representative to Represent Vendors	78
6.2	Access to Information	81
6.3	Conduct of Business Until Time of Closing	82
6.4	Negative Covenant	83
6.5	Covenants Prior to Closing	86
6.6	Purchaser’s Covenant	87
6.7	Insurance	87
6.8	Corporate Action	87
6.9	Obtaining of Consents and Approvals	87
6.10	Access of the Vendors to Records	88
6.11	Cooperation	88
6.12	Insurance and Indemnification	89
6.13	Letters of Credit	89
6.14	Charges	90
6.15	Tax Matters	90
6.16	Non-Solicit of Employees	92

ARTICLE 7
INDEMNIFICATION		93
7.1	Indemnification by the Vendors	93
7.2	Indemnification by the Purchaser	94
7.3	Notice of Claim	94
7.4	Procedure for Indemnification	95
7.5	Additional Rules and Procedures	97

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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7.6	Indemnification Claims	101
7.7	Waiver	101

ARTICLE 8
CLOSING		101
8.1	Location and Time of the Closings	101
8.2	Closing Documents	102

ARTICLE 9
TERMINATION		103
9.1	Vendors’ Right to Terminate	103
9.2	Purchaser’s Right to Terminate	103
9.3	No Liability for Termination	103

ARTICLE 10
GENERAL MATTERS		103
10.1	Confidentiality	103
10.2	Public Notices	104
10.3	No Shop	104
10.4	Expenses	104
10.5	Assignment	105
10.6	Notices	105
10.7	Construction	107
10.8	Time of Essence	107
10.9	Further Assurances	107
10.10	Counterparts	107

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 31st day of January, 2007.

B E T W E E N:

ONCAP L.P., a limited partnership organized under the laws of the Province of Ontario

(“ONCAP”)

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ONCAP (CAYMAN) L.P., a limited partnership organized under the laws of the Cayman Islands

(“ONCAP Cayman”)

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ONEX CORPORATION, a corporation incorporated under the laws of the Province of Ontario

(“Onex”)

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THE OTHER VENDORS

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CMC ELECTRONICS HOLDINGS INC., a Canadian corporation

(the “Corporation”)

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CMC ELECTRONICS INC., a Canadian corporation

(“CMC Electronics”)

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CMC ELECTRONICS AURORA INC., a Delaware company

(“CMC Aurora”)

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[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ESTERLINE TECHNOLOGIES CORPORATION, a corporation incorporated under the laws of Delaware

(the “Purchaser”)

RECITALS:

A.	The ONCAP Parties (as defined below) are together the majority shareholders of CMC Electronics Holdings Inc. (the “Corporation”);

B.	The ONCAP Parties and the Other Vendors (as defined below) own all of the issued and outstanding shares in the capital of the Corporation;

C.	The Corporation is the sole shareholder of CMC Electronics Inc., a corporation incorporated under the laws of Canada and CMC Electronics Inc. is the sole shareholder of CMC Electronics Aurora Inc., a Delaware Corporation;

D.	The Purchaser wishes to purchase all of the shares in the capital of the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledge), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement including the Recitals hereto,

1.1.1    “12 Month Release Date” has the meaning set out in section 3.8.2.1;

1.1.2    “12 Month Released Amount” has the meaning set out in section 3.8.2.1;

1.1.3    “[*] Release Date” has the meaning set out in section 3.8.2.3;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.4    “Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act as the same may be amended from time to time and any successor legislation thereto;

1.1.5    “Agreement” means this share purchase agreement and all schedules (including, without limitation the CMC Disclosure Schedules) attached to this Agreement (including without limitations any matters expressly contemplated to be delivered, and which have been delivered, under the schedules), in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this Agreement;

1.1.6    “Arbitrator” has the meaning set out in section 3.5.4;

1.1.7    “Audited Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the period ended March 31, 2006, as attached as Schedule 1.1.7;

1.1.8    “Available Escrow Amount” means, at a particular time, the funds in the Escrow Amount less the aggregate amount of all claims made by the Purchaser against the Vendors under sections 3.7, 3.8 and Article 7 (if any) to the extent not paid in full or finally dismissed in full at such time; provided, however, that to the extent the actual amount paid in respect of one or more claims is less than the full amount of such claim, the Available Escrow Amount shall at such time increase accordingly;

1.1.9    “Business” means the business of designing, manufacturing, selling and supporting high technology electronic products for military and commercial aviation as well as the ancillary business of reselling and servicing commercial marine electronic products and other communication systems;

1.1.10    “Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario or in the Province of Québec;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.11    “Charge” means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, deed of trust, servitude, easement, trust, right-of-way, restrictive covenant, lease, sublease, option, encroachment, adverse claim or title retention agreement of any nature or kind;

1.1.12    “Claim”, “Original Claim” and “Third Party Claim” have the meanings attributed to such terms respectively in section 7.3;

1.1.13    “Claimed Amount” has the meaning set out in section 3.8.1;

1.1.14    “Claim Notice” has the meaning set out in section 7.3;

1.1.15    “Closing” means the completion of the sale and purchase of the Purchased Shares pursuant to this Agreement at the Time of Closing;

1.1.16    “Closing Date” means the third Business Day following completion or waiver of the conditions set forth in Article 5 or such earlier or later date as may be agreed upon in writing by the parties;

1.1.17    “Closing Date Balance Sheet” has the meaning set out in section 3.5.1;

1.1.18    “Closing Date Statement” has the meaning set out in section 3.5.1;

1.1.19    “Closing Date Statement Dispute” has the meaning set out in section 3.5.4

1.1.20    “Closing Date Working Capital” has the meaning set out in Schedule 3.5.1;

1.1.21    “CMC Aurora” means CMC Electronics Aurora Inc., a Delaware corporation;

1.1.22    “CMC Electronics” means CMC Electronics Inc., a corporation incorporated under the laws of Canada;

1.1.23    “CMC Disclosure Schedule” is the disclosure letter of the Corporation and the CMC Subsidiaries attached to this Agreement;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.24    “CMC Employee Plans” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained, contributed to or participated in (or required to be sponsored, maintained, contributed to or participated in) by the Corporation or any CMC Subsidiary or to which the Corporation or any CMC Subsidiary is a party, (ii) covering or benefiting any current or former officer, employee, director, agent or independent contractor of the Corporation or any CMC Subsidiary (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Corporation or any CMC Subsidiary has (or could have) any obligation or liability;

1.1.25    “CMC Canadian Employee Plans” means any material CMC Employee Plans as they relate to any director, officer, employee, former employee, retiree, or any other Person, of the Corporation or any CMC Subsidiaries in Canada or as they exist under the Laws of Canada;

1.1.26    “CMC US Employee Plans” means any material CMC Employee Plan as they relate to any director, officer, employee, former employee, retiree, or any other Person, of the Corporation or any CMC Subsidiaries in the United States or as they exist under the Laws of the United States;

1.1.27    “CMC Intellectual Property Rights” means any material Intellectual Property Rights currently owned by the Corporation or any of the CMC Subsidiaries that are used for the conduct of the Business;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.28    “CMC Subsidiaries” means all of the Subsidiaries of the Corporation (whether owned directly or through one or more other Subsidiaries);

1.1.29    “Code” means the Internal Revenue Code of 1986, and any regulation and rulings promulgated thereunder, all as amended and in effect from time to time;

1.1.30    “Commissioner” means the Commissioner of Competition appointed under the Competition Act;

1.1.31    “Competition Act” means the Competition Act (Canada), as amended, together with the regulations promulgated thereunder;

1.1.32    “Competition Tribunal” means the Competition Tribunal established under the Competition Act;

1.1.33    “Confidential Information Memorandum” means the confidential information memorandum relating to the Corporation distributed by Jeffries Quarterdeck in 2006 pursuant to a confidentiality agreement dated October 2, 2006;

1.1.34    “Consideration” has the meaning set out in section 3.3.1.1;

1.1.35    “Continuing Obligations” has the meaning set out in section 5.3;

1.1.36    “Contract” means any contract, agreement, license, franchise, lease, permit, arrangement, commitment, understanding or other right or obligation, oral or written, to which the Corporation or any of the CMC Subsidiaries is party or by which the Corporation or any of the CMC Subsidiaries is or any of their properties are bound or affected;

1.1.37    “Corporation Costs” has the meaning attributed in section 3.2.2;

1.1.38    “Corporation’s Regulatory Approvals” has the meaning set out in section 4.1.3.1;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.39    “Damages” means all losses, damages, fines, penalties, liabilities, obligations and reasonable expenses, including court costs, any reasonable attorneys’ fees and expenses and interest;

1.1.40    “Deficiency” has the meaning set out in section 3.2.6.2;

1.1.41    “Designated Representative” has the meaning attributed to it in the Voting and Deposit Agreement;

1.1.42    “DOJ” means the Antitrust Division of the Department of Justice;

1.1.43    “Employee Shareholders” has the meaning attributed to it in the USA;

1.1.44    “Environmental Law” means all applicable Laws relating to pollution or protection of human health (as it relates to pollution) or the environment;

1.1.45    “ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations and rulings promulgated thereunder, all as amended and in effect from time to time;

1.1.46    “ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with the Corporation or any CMC Subsidiary, is (or, at the relevant time, was) treated as a single employer under section 414(b), (c), (m) or (o) of the Code;

1.1.47    “Escrow Agent” means the escrow agent pursuant to the Escrow Agreement;

1.1.48    “Escrow Agreement” means the escrow agreement in substantially the form attached hereto in Schedule 1.1.48, subject to review by the Escrow Agent;

1.1.49    “Escrow Amount” means, at a particular time, the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement (whether or not a claim has been made by the Purchaser in respect of some or all of such amount); for greater certainty, as at the Time of Closing, the Escrow Amount is $25,000,000, which amount shall be reduced pursuant to sections 3.6, 3.7, 3.8 and Article 7;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.50    “Exchange Fund Agent” means the exchange fund agent pursuant to an exchange fund agreement with the Vendors’ Representative, on behalf of the Vendors, in respect of the disbursement of funds to the Vendors;

1.1.51    “Final Certificate Delivery Day” has the meaning set out in section 3.3.1.3;

1.1.52    “Final Order” has the meaning set out in section 3.8.1.1;

1.1.53    “FTC” means the Bureau of Competition of the Federal Trade Commission;

1.1.54    “Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.55    "Hazardous Substance" shall mean any waste or other material defined pursuant to Environmental Law as "hazardous", "toxic", "severely toxic", "acutely toxic", "dangerous", "corrosive", "ignitable" or "toxic", and shall include, without limitation, polychlorinated biphenyls, chlorinated solvents and asbestos;

1.1.56    “HSR Act” means the Antitrust Improvements Act of 1976, as amended;

1.1.57    “Indebtedness” means, as to any Person, (i) the principal of, interest accrued on and any other premiums, prepayment charges or penalties with respect to (A) interest-bearing indebtedness for money borrowed by such Person and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments of such Person representing extensions of credit; (ii) obligations of such Person to pay rent under any lease of personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with Canadian generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Canadian generally accepted accounting principles;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

and (iii) obligations of the type referred to in clauses (i) and (ii) of other Persons guaranteed by the Corporation or any CMC Subsidiary or secured by any Charge on any property or asset of the Person as to which Indebtedness is being determined but, for greater certainty, excluding trade payables and accrued liabilities made in the ordinary course; for greater certainty and without limitation, the term Indebtedness does not include any liability arising from or in respect of any other defined-benefit, post-retirement or retirement compensation plan of the Corporation or its Subsidiaries;

1.1.58    “Indemnification Cap” has the meaning set out in section 7.5.4;

1.1.59    “Indemnification Delivery Date” has the meaning set out in section 3.8.1;

1.1.60    “Indemnified Party” has the meaning set out in section 7.3;

1.1.61    “Institutional Vendors” means Caisse de dépôt et placement du Québec, General Electric Capital Corporation, The Bank of Nova Scotia, MG Stratum Fund II, Limited Partnership and CSP Equity Partners XXI, Inc.;

1.1.62    “Intellectual Property Rights” means rights in and to trade mark registrations and applications, common law trade marks, domain names, patent registrations and applications, registered and unregistered copyrights, industrial design registrations and applications, inventions, and trade secrets under any law of any jurisdiction where the Corporation and CMC Subsidiaries conduct Business;

1.1.63    “Interest-Bearing Debt” means the Indebtedness set out at Schedule 1.1.63;

1.1.64    “IRS” means the United States Internal Revenue Service;

1.1.65    “ITA” means the Income Tax Act (Canada) as now in effect and as it may be amended from time to time prior to the Closing Date;

1.1.66    “Key Employees” means Bruce Bailey, Patrick Champagne, Gerald Charland, Jean-Michel Comtois, Eric Lemay, Jean-Pierre Mortreux, James Palmer, Jean-Denis Roy, Greg Yeldon and Francois Dorval;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.67    “Knowledge of the Corporation” means the actual knowledge of Bruce Bailey, Patrick Champagne, Gerald Charland, Jean-Michel Comtois, Eric Lemay, Jean-Pierre Mortreux, James Palmer, Jean-Denis Roy, Greg Yeldon, Francois Dorval and Gregory Baylin;

1.1.68    “Laws” means any foreign, federal, provincial, state or local law, rule, regulation, injunction, ruling, judgment, arbitration award, order, decree or other restriction of any Governmental Entity;

1.1.69    “Limit Amount” has the meaning set out in section 7.5.4.3;

1.1.70    “Material Adverse Effect” when used in connection with a Person means any matter, condition, event, circumstances development or action that, individually or in the aggregate, has an effect that is material and adverse to the business, assets, liabilities, operations, financial results, condition, or result of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that (i) events, circumstances, changes or effects arising out of or attributable to general economic conditions, (ii) events, circumstances, changes or effects affecting the securities markets generally, (iii) events, circumstances, changes or effects affecting the industry in which the Business operates in general and not specifically related to the Business, (iv) the outbreak or escalation of hostilities involving the United States or Canada or the declaration by the United States or Canada of a national emergency or war or the occurrence of any other calamity or crisis involving the United States or Canada, or (v) any changes to applicable Laws or to generally accepted accounting principles shall not be considered (or taken into account in determining whether there has been) a Material Adverse Effect for any purpose hereunder, provided in each case that such event, circumstance, change, effect does not materially disproportionately affect the Corporation, its Subsidiaries or the Business relative to its competitors;

1.1.71    “Material Contracts” means any Contract, to which the Corporation or any CMC Subsidiary is a party, if the Contract, (i) requires or may require the provision by the Corporation or any of the CMC Subsidiaries to any Person of goods or services having a

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

fair market value in excess of $2,000,000, (ii) requires or may require the provision by any Person to the Corporation or any of the CMC Subsidiaries of goods or services having a fair market value in excess of $2,000,000; (iii) prohibits the Corporation or any CMC Subsidiary from engaging in, or otherwise restricts its ability to engage in, any line of business (not including restrictions on the sale of particular products) anywhere in the world or to solicit clients or potential clients excluding any contracts which provide most favoured pricing provisions (or similar provisions); (iv) grants a power of attorney to act on behalf of the Corporation or any CMC Subsidiaries, other than to employees, officers and directors to enter into certain specified Contracts; (v) creates a partnership, joint venture or other similar arrangement with a person that is not a CMC Subsidiary; (vi) has a lease or rent amount in excess of $70,000 per year and involves a lease, sublease, or similar arrangement pursuant to which the Corporation or any CMC Subsidiary uses real property that is not owned by the Corporation or the CMC Subsidiaries or pursuant to which the Corporation or the CMC Subsidiaries permit the use of facilities owned by the Corporation or the CMC Subsidiaries by a person that is not a CMC Subsidiary; (vii) relates to the acquisition by the Corporation or any CMC Subsidiary within the last 2 years of any operating business or the capital stock of any other Person; (viii) all written Contracts relating to employment, compensation, benefits, termination, retention and severance (other than the standard employee manuals and other than conditions of employment having a base annual remuneration of $125,000 or less); (ix) creates a tax sharing arrangement involving an unaffiliated Person;

1.1.72    “Material Subsidiary” means CMC Electronics, and CMC Aurora and any other Subsidiary that is actively engaged in the Business;

1.1.73    “Non-Resident Vendors” means those Vendors set out on Schedule 1.1.73 under the heading “Federal” in respect of section 3.3.1 or under the heading “Quebec” in respect of section 3.3.2;

1.1.74    “Non-Resident Vendor Partnership” has the meaning set out in section 3.3.1.7 and section 3.3.2.6;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.75    “ONCAP Parties” means ONCAP, ONCAP Cayman and Onex;

1.1.76    “Ontario Courts” has the meaning set out in section 1.11;

1.1.77    “Options” means any options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) entitling the holder to purchase or otherwise receive Shares;

1.1.78    “Ownership of Share Representations” has the meaning set out in section 4.5.1.2;

1.1.79    “Other Vendors” means the Institutional Vendors, Jean-Pierre Mortreux, Jean-Denis Roy, James Wimmers, Gregory A. Yeldon, Mark MacTavish and Jean-Pierre Mortreux in his capacity as Designated Representative on behalf of the Employee Shareholders and those holders of Options who elect to exercise such Options to purchase or otherwise receive Shares on or prior to the Closing Date;

1.1.80    “Permitted Charges” means (a) Charges and liens for Taxes not yet due or payable or which are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect to contested Taxes are maintained on the books of the Corporation or the CMC Subsidiaries; (b) Charges imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Charges arising in the ordinary course of business securing obligations that are not yet due or payable or which are being contested in good faith by appropriate proceedings diligently conducted (and for which adequate reserves are maintained on the books and records of the Corporation or the CMC Subsidiaries); (c) pledges or deposits to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases or statutory obligations, or surety and appeal bonds, letters of credit, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, including encroachment agreements, restrictive covenants, survey exceptions, reciprocal easement agreements and other Charges

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

registered against title to any real property which either (i) will be removed at Closing or (ii) do not materially impair the current use of such property; (f) minor title defects or irregularities which do not in the aggregate materially impair the use of the land concerned for the purpose for which it is being held, and which: (i) are of record; and/or (ii) would be disclosed by an up to date survey of the land and all buildings, structures and other improvements located thereon, therein or thereunder; and/or (iii) would be disclosed by conducting those lien searches and/or off-title enquiries which are customary in connection with the direct or indirect purchase of real property of a nature similar to that real property which is owned or leased by the Corporation or by a CMC Subsidiary; (g) easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, or other similar utilities which do not materially impair the current use of such real property and which: (i) are of record; and/or (ii) would be disclosed by an up to date survey of the land and all buildings, structures and other improvements located thereon, therein or thereunder; and/or (iii) would be disclosed by conducting those lien searches and/or off-title enquiries which are customary in connection with the direct or indirect purchase of real property of a nature similar to that real property which is owned or leased by the Corporation or by a CMC Subsidiary; (h) zoning or other restrictions as to the use of a real property which do not materially impair the current use of such real property; (i) all subsisting restrictions, exceptions, reservations, limitations provisions and condition expressed in any original grants for the Crown and any statutory limitations, exceptions reservations and qualifications on real property; (j) Charges set forth in the CMC Disclosure Schedule; (k) the lease for 415 Legget Drive, Kanata, Ontario in the Kanata North Business Park from 415 Legget Leaseholds Inc. to CMC Electronics and any notice thereof; (l) The lease for 84 North Dugan Road, Sugar Grove, Illinois in the Aero Corporate Park from L.H. & F. to CMC Aurora and any notice thereof; and (m) the rights of CMC Electronics under lease agreement between CMC Electronics and CMC Electronics Military Communications Inc.;

1.1.81    “Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

1.1.82    “Personal Information” means information about an identifiable individual that is subject to Privacy Law;

1.1.83    “Pre 12 Month Unresolved Claims” has the meaning set out in section 3.8.2.1;

1.1.84    “Pre [*] Unresolved Claims” has the meaning set out in section 3.8.2.3;

1.1.85    “Privacy Law” means any law, regulation or rule governing the collection, use and disclosure of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and any comparable law, regulation or rule of any province or territory of Canada;

1.1.86    “Proceedings” means court, administrative, regulatory or similar proceedings, arbitration or other dispute settlement procedure or investigation by any governmental, administrative, regulatory or similar body or any similar matter or proceeding;

1.1.87    “Pro Rata Share” means, with respect to a Vendor and with respect to an amount such Vendor is entitled to receive or obligated to pay to the Purchaser, the percentage set forth opposite the name of such Vendor in Schedule 1.1.87 under the column “Pro Rata Share”, as such schedule is updated from time to time prior to the Closing to reflect the exercise of Options;

1.1.88    “Purchased Shares” means 76,127,067 Class A common shares in the capital of the Corporation, being all of the issued and outstanding shares in the capital of the Corporation as of the date hereof; provided such number may increase or decrease in the manner set forth in section 4.1.2 of the CMC Disclosure Schedule;

1.1.89    “Purchaser” means Esterline Technologies Corporation;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1.1.90    “Purchaser’s Counsel” means the firms of Perkins Coie LLP and Fasken Martineau DuMoulin LLP, or such other counsel as the Purchaser may appoint with respect to this Agreement and the matters contemplated hereby;

1.1.91    “Purchaser’s Regulatory Approvals” has the meaning set out in section 4.4.2.3;

1.1.92    “QTA” means the Taxation Act (Quebec);

1.1.93    “Quebec Withheld Amount” has the meaning set out in section 3.3.2.2;

1.1.94    “Quebec Final Certificate Delivery Date” has the meaning set out in section 3.3.2.2;

1.1.95    “Receiver General of Canada” has the meaning set out in section 3.3.1.2;

1.1.96    “Retention Bonuses” means the list of retention bonuses and special retention arrangements described in Schedule 1.1.96 which provide for the payment of retention bonuses at and after Closing to certain officers and employees of the Corporation or the CMC Subsidiaries;

1.1.97    “Retention Bonus Indemnity” has the meaning set out in section 7.1.1(c);

1.1.98    “Retention Escrow Agent” means the escrow agent pursuant to the Retention Escrow Agreement;

1.1.99    “Retention Escrow Agreement” means an escrow agreement to be entered into between the Purchaser, the Corporation, certain officers and employees of the Corporation and the CMC Subsidiaries, the Retention Escrow Agent and the Vendors’ Representative relating to the amounts contemplated by section 3.2.2.2.

1.1.100    “Settlement Date” has the meaning set out in section 3.6;

1.1.101    “Share Purchase Price” has the meaning set out in section 3.1;

1.1.102    “Shares” means the Class A common shares and Class B Convertible, Redeemable Non-Voting Shares in the capital of the Corporation;

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1.1.103    “Subsidiary” of any Person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person and (ii) any partnership of which such Person is a general partner; for greater certainty, any subsidiary, directly or indirectly, of a Subsidiary of a Person shall be considered a Subsidiary of the Person;

1.1.104    “Surplus” has the meaning set out in section 3.2.6.1;

1.1.105    “Target Balance Sheet” means the consolidated balance sheet of the Corporation attached at Schedule 1.1.105;

1.1.106    “Target Working Capital” means $26,538,000;

1.1.107    “Target Working Capital Statement” means the consolidated sample working capital statement of the Corporation attached at Schedule 1.1.107;

1.1.108    “Tax” and “Taxes” means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, earnings, profits or selected items of income) and all capital taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, property taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, including for greater certainty U.S. federal, state, local and foreign taxes, together with any interest and penalties imposed with respect to the foregoing, whether disputed or not, and (B) any liability for the payment by the Corporation or the CMC Subsidiaries of any amount of the type described in the immediately preceding clause (A) of another entity, whether arising by contract, operation of Law or otherwise;

1.1.109    “Tax Indemnity” has the meaning set out in section 7.1.1(d);

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1.1.110    “Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes (including any attached schedules), including, without limitation, any claim for refund, amended return and declaration of estimated Tax;

1.1.111    “Third Party” has the meaning set out in section 7.5.5;

1.1.112    “Third Party Claimant” has the meaning set out in section 7.3;

1.1.113    “Time of Closing” means 9:00 a.m., Toronto time, on the Closing Date, as the context may require, or such other time on the Closing Date as may be agreed upon in writing by the parties;

1.1.114    “Unaudited Statements” means the unaudited consolidated balance sheet of the Corporation and the CMC Subsidiaries as at September 30, 2006 and the accompanying consolidated statements of income, shareholders equity and cash flow, for the 6 months then ended attached as Schedule 1.1.114;

1.1.115    “USA” means the unanimous shareholders agreement of the Corporation dated April 11, 2001, as such agreement may have been amended or supplemented from time to time;

1.1.116    “U.S. Subsidiary” means any Subsidiary of the Corporation incorporated, formed, organized or otherwise existing in the United States;

1.1.117    “Vendors” means the ONCAP Parties and the Other Vendors;

1.1.118    “Vendors’ Counsel” means the firm of Torys LLP of Toronto, Ontario, or such other counsel as the Vendors may appoint with respect to this Agreement and the matters contemplated hereby;

1.1.119    “Vendors’ Representative” means ONCAP, in its capacity as representative of the Vendors as further described in section 6.1;

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1.1.120    “Vendors’ Representative Indemnified Party” has the meaning set out in section 6.1.4;

1.1.121    “Voting and Deposit Agreement” means the voting and deposit agreement dated April 11, 2001 between the Corporation and Designated Representative on behalf of the Employee Shareholders;

1.1.122    “Withheld Amount” has the meaning set out in section 3.3.1.2; and

1.1.123    “Withholding Agent” means the withholding agent pursuant to a withholding agent agreement with the Vendors’ Representative, on behalf of the Vendors, and the Purchaser.

1.2	Schedules

In addition to the CMC Disclosure Schedule, the following are the schedules attached to this Agreement:

Schedule 1.1.7	–	Audited Financial Statements
Schedule 1.1.48	–	Form of Escrow Agreement
Schedule 1.1.63	–	Interest-Bearing Debt
Schedule 1.1.73	–	Non-Resident Vendors
Schedule 1.1.87	–	Pro Rata Share of Vendors
Schedule 1.1.96	–	Retention Bonuses
Schedule 1.1.105	–	Target Balance Sheet
Schedule 1.1.107	–	Target Working Capital Statement
Schedule 1.1.114	–	Unaudited Statements
Schedule 1.6	–	Selected Accounting Principles, Policies and Practices of the Corporation and the CMC Subsidiaries in respect of Working Capital Components
Schedule 3.5.1	–	Determination of Closing Date Statement
Schedule 3.7.1	–	Budget
Schedule 4.2.3	–	Canadian Resident Employee Shareholders
Schedule 4.4.2.3	–	Purchaser’s Regulatory Approvals
Schedule 4.4.3	–	Purchaser Litigation
Schedule 5.1.8	–	Form of Legal Opinion
Schedule 5.2.7	–	Letters of Credit
Schedule 6.9	–	Consents and Approvals

1.3	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of

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reference only and shall not affect the construction or interpretation hereof.

1.4	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.6	Generally Accepted Accounting Principles

In this Agreement, except to the extent otherwise expressly provided, references to “generally accepted accounting principles” mean, Canadian generally accepted accounting principles as provided from time to time by the Canadian Institute of Chartered Accountants consistent with past practice of the Corporation or its relevant Subsidiaries, including, but not limited to, the accounting principles, policies and practices of the Corporation set out in Schedule 1.6.

1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.8	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement (or any amendment hereto). No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its

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directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, including, for greater certainty, any statement made in the Confidential Information Memorandum and representations, statements and discussions made in management presentations (and follow-up presentations, meetings and discussions) by any of the Vendors, the Corporation and/or the Subsidiaries of the Corporation to the Purchaser regarding the Corporation, any CMC Subsidiary or the Business, except to the extent contemplated above.

1.9	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby (which execution by the Vendors’ Representative represents execution by all the Vendors). No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.10	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.11	Submission to Jurisdictions

Except for any disputes relating to the Closing Date Statement, which shall be resolved as set out at section 3.5.4, all disputes, claims, litigation, proceedings or other legal actions arising under or relating to this Agreement shall be instituted in the courts of the Province of Ontario (the “Ontario Courts”). The parties each irrevocably submit to the exclusive jurisdiction of the Ontario Courts with respect to any such dispute, claim, litigation, proceeding or other legal action arising under or relating to this Agreement, and waive personal service of any and all

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process upon it, and consent that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set out in section 10.6, and service so made shall be deemed to be completed when received. The parties each irrevocably waive any defense or objection it may now or hereafter have based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the parties to serve legal process in any other manner permitted by Law.

ARTICLE 2

PURCHASED SHARES

2.1	Agreement to Purchase and Sell Purchased Shares

Subject to the terms of this Agreement, the Vendors shall sell, and the Purchaser shall purchase, the Purchased Shares.

2.2	Completion of Purchase

Subject to the terms of this Agreement, the sale and purchase of the Purchased Shares will be completed at the Time of Closing on the Closing Date in accordance with the other terms and conditions of this Agreement.

ARTICLE 3

SHARE PURCHASE PRICE AND RELATED MATTERS

3.1	Share Purchase Price

Subject to the adjustments pursuant to section 3.2.6, the aggregate purchase price payable by the Purchaser to the Vendors for the Purchased Shares shall be equal to $391,500,000 less the aggregate of the amounts to be paid by the Purchaser or the Corporation pursuant to sections 3.2.1 and 3.2.2 and any Taxes applicable on those amounts that are to be paid by the Corporation, its Subsidiaries or by the Purchaser as paying agent of the Corporation or its Subsidiaries (such amount being the “Share Purchase Price”). The Share Purchase Price shall be paid by the Purchaser to the Vendors in accordance with section 3.9 at the Closing. Each of the Vendors shall receive its Pro Rata Share of any amount to be paid to the Vendors.

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3.2	Payment of Share Purchase Price, Interest-Bearing Debt and Corporation Costs and Delivery of Share Certificates

3.2.1    At the Closing, the Purchaser shall pay, on behalf of CMC Electronics Inc. and the Corporation, to each creditor of Interest-Bearing Debt the amount of Indebtedness owing to such creditor (which amount shall be the amount set forth in the applicable creditor’s payoff letter, in form reasonably acceptable to Purchaser, which the Corporation will cause to be delivered to the Purchaser) in immediately available funds in such manner as directed by the creditor;

3.2.2    On or after the Closing, the Corporation, on its own behalf and on behalf of itself and its Subsidiaries, shall pay the following amounts (the “Corporation Costs”):

3.2.2.1    that portion of the Retention Bonus payable to the applicable officers and employees of the Corporation and its Subsidiaries at Closing;

3.2.2.2    the remainder of the Retention Bonus applicable to officers of the Corporation and its Subsidiaries (for greater certainty representing that portion of the Retention Bonus payable immediately prior to the 6-month anniversary of the Closing) to the Retention Escrow Agent to be held in escrow pursuant to the Retention Escrow Agreement;

3.2.2.3    all transactions costs of the Corporation and its Subsidiaries (including without limitation investment banking fees, legal fees, accounting fees and all other fees of its advisors); and

3.2.2.4    to each of the holders of Options who have elected to have their Options cancelled, the amount owing to such holders of Options.

3.2.3    At the Closing, the Purchaser shall pay to the Escrow Agent the Escrow Amount;

3.2.4    At the Closing, the Purchaser shall pay to the Exchange Fund Agent the Share Purchase Price less the amounts paid by the Purchaser pursuant to section 3.2.3 and less the amount transferred to the Withholding Agent pursuant to section 3.3.

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3.2.5    At the Closing, the Vendors shall deliver to the Purchaser share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank.

3.2.6    At the Settlement Date:

3.2.6.1    if the Closing Date Working Capital is greater than the Target Working Capital, (i) the Share Purchase Price shall be increased by such difference (the “Surplus”) and (ii) the Purchaser shall pay to the Exchange Fund Agent the Surplus subject to applicable withholding, if any; or

3.2.6.2    if the Closing Date Working Capital is less than the Target Working Capital, (i) the Share Purchase Price shall be decreased by such difference (the “Deficiency”) and (ii) the Vendors’ Representative and the Purchaser shall issue a joint direction to the Escrow Agent to pay to the Purchaser the Deficiency together with interest actually earned on such amount in accordance with section 3.6.

3.3	Withholdings Where Vendor is Non-Resident

3.3.1    Federal Withholdings.

3.3.1.1    If a certificate issued under subsection 116(2) of the ITA properly describing the Purchased Shares owned by a Non-Resident Vendor is not delivered to the Purchaser on or before the Closing Date, the Purchaser shall transfer to the Withholding Agent 25% of the Pro Rata Share of the Share Purchase Price (the “Consideration”) in accordance with the terms of this section 3.3.

3.3.1.2    If the Purchaser has transferred an amount to the Withholding Agent (the “Withheld Amount”) in respect of a Non-Resident Vendor pursuant to section 3.3.1.1, the Withholding Agent shall invest, on behalf of such Non-Resident Vendor, the Withheld Amount in one or more investments the interest on which is not subject to Canadian withholding Tax under Part XIII of the ITA

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and which investments are otherwise agreed to by the Non-Resident Vendor and the Purchaser from the date of receipt until the earlier of the date on which the Withheld Amount (or a portion thereof) is delivered to such Non-Resident Vendor or remitted to the Receiver General of Canada.

3.3.1.3    If the Non-Resident Vendor delivers to the Purchaser and the Withholding Agent, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the Canada Revenue Agency confirms in writing in form and substance satisfactory to the Purchaser that it will not enforce the remittance of funds as required by subsection 116(5) of the ITA) (the “Final Certificate Delivery Day”), a certificate issued under subsection 116(2) of the ITA with a certificate limit at least equal to the Consideration or a certificate issued under subsection 116(4) of the ITA, the Purchaser shall promptly direct the Withholding Agent to pay to the Exchange Fund Agent, on behalf of the Non-Resident Vendor, the Withheld Amount, together with any interest earned thereon.

3.3.1.4    In the event that the Non-Resident Vendor delivers a certificate issued under subsection 116(2) of the ITA properly describing the Purchased Shares owned by that Vendor and having a certificate limit that is less than the Consideration:

(A)	where such certificate is delivered on or before the Closing Date, the Purchaser shall withhold and remit to the Receiver General of Canada 25% of the amount by which the Consideration exceeds the certificate limit;

(B)	where such certificate is delivered after the Closing Date and prior to the Final Certificate Delivery Day, the Purchaser shall:

(i)	direct the Withholding Agent to remit to the Receiver General of Canada the lesser of the Withheld Amount and

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25% of the amount by which the Consideration exceeds the certificate limit; and

(ii)	direct the Withholding Agent to promptly pay to the Exchange Fund Agent, on behalf of the Non-Resident Vendor, the amount, if any, by which the Withheld Amount exceeds the amount remitted to the Receiver General of Canada under subsection 3.3.1.4(B)(i), together with any interest earned thereon;

and the Purchaser shall have no future obligations to the Non-Resident Vendor under this section 3.3.

3.3.1.5    If a Non-Resident Vendor does not deliver to the Purchaser, prior to the Final Certificate Delivery Day, a certificate issued under subsection 116(2) or (4) of the ITA properly describing the Purchased Shares owned by that Vendor and the Purchaser has transferred the Withheld Amount to the Withholding Agent, the Purchaser shall direct the Withholding Agent to remit to the Receiver General of Canada the Withheld Amount pursuant to section 116 of the ITA. Any interest earned on the Withheld Amount shall be paid to the Non-Resident Vendor at that time.

3.3.1.6    Any amount remitted to the Receiver General of Canada by the Purchaser or the Withholding Agent pursuant to section 3.3 shall be credited to the Purchaser as a payment to the Non-Resident Vendor on account of his Pro Rata Share of the Share Purchase Price.

3.3.1.7    For each Vendor that is a partnership that is not a Canadian Partnership within the meaning of the ITA and in respect of which an amount must be transferred to the Withholding Agent pursuant to section 3.3.1.1 (“Non-Resident Vendor Partnership”), section 3.3.1.1 will apply only to the extent of those partners of the Non-Resident Vendor Partnership that are not residents of Canada within the meaning of the ITA and section 3.3.1 shall be read mutatis mutandis.

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3.3.2    Quebec Withholdings.

3.3.2.1    If a certificate issued under section 1098 of the QTA describing the Purchased Shares owned by a Non-Resident Vendor is not delivered to the Purchaser on or before the Closing Date, the Purchaser shall transfer to the Withholding Agent 12% of the Consideration in accordance with the terms of this section 3.3.2.1.

3.3.2.2    If the Purchaser has transferred an amount to the Withholding Agent in respect of a Non-Resident Vendor pursuant to section 3.3.2.1 (the “Quebec Withheld Amount”) and such Non-Resident Vendor delivers to the Purchaser and the Withholding Agent, prior to the 28th day after the end of the month in which the Closing occurs (“Quebec Final Certificate Delivery Day”), a certificate issued under section 1098 of the QTA with a certificate limit at least equal to the Consideration or a certificate issued under section 1100 of the QTA, the Purchaser shall promptly direct the Withholding Agent to pay to the Exchange Fund Agent, on behalf of the Non-Resident Vendor, the Quebec Withheld Amount.

3.3.2.3    In the event that the Non-Resident Vendor delivers a certificate issued under section 1098 of the QTA properly describing the Purchased Shares owned by that Vendor and having a certificate limit that is less than the Consideration:

(A)	where such certificate is delivered on or before the Closing Date, the Purchaser shall withhold and remit to the Minister of Revenue for Quebec 12% of the amount by which the Consideration exceeds the certificate limit;

(B)	where such certificate is delivered after the Closing Date and prior to the Quebec Final Certificate Delivery Day, the Purchaser shall:

(ii)	direct the Withholding Agent to remit to the Minister of Revenue for Quebec the lesser of the Quebec Withheld

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Amount and 12% of the amount by which the Consideration exceeds the certificate limit; and

(iii)	direct the Withholding Agent to promptly pay to the Exchange Fund Agent, on behalf of the Non-Resident Vendor, the amount, if any, by which the Quebec Withheld Amount exceeds the amount remitted to the Minister of Revenue for Quebec under subsection 3.3.2.3(B)(iii);

and the Purchaser shall have no future obligations to the Non-Resident Vendor under this section 3.3.

3.3.2.4    If a Non-Resident Vendor does not deliver to the Purchaser prior to the Quebec Final Certificate Delivery Day a certificate issued under section 1098 or 1100 of the QTA properly describing the Purchased Shares owned by that Vendor and the Purchaser has withheld the Quebec Withheld Amount, the Purchaser shall remit to the Minister of Revenue for Quebec the Quebec Withheld Amount pursuant to sections 1097 and following of the QTA.

3.3.2.5    Any amount remitted to the Minister of Revenue for Quebec by the Purchaser pursuant to section 3.3 shall be credited to the Purchaser as a payment to the Non-Resident Vendor on account of his Pro Rata Share of the Share Purchase Price.

3.3.2.6    For each Vendor that is a partnership that is not a Canadian Partnership within the meaning of the ITA and in respect of which an amount must be transferred to the Withholding Agent pursuant to section 3.3.2.1 (“Non-Resident Vendor Partnership”), section 3.3.2.1 will not apply to the extent those partners of the Non-Resident Vendor Partnership are individuals resident of Canada within the meaning of the ITA and section 3.3.2 shall be read mutatis mutandis.

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3.4	Other Withholdings

In addition to any withholdings contemplated under section 3.3, Purchaser and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under sections 1441, 1442 and 3406 of the Code, section 153 and Part XIII of the ITA and the Income Tax Regulations and the equivalent provisions of the QTA and of any other similar taxing legislation, and applicable employment taxes under the Code, the Canada Pension Plan, the Quebec Pension Plan and the Employment Insurance Act and any other similar applicable provision of Law as may be in force at the Closing Date as determined by Purchasers in exercise of reasonable judgment and good faith. To the extent amounts described in this section 3.4 are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

3.5	Closing Date Statement and Actual Adjustment Amount

3.5.1    Not later than 90 calendar days after the Closing Date, the Purchaser shall, at the sole cost of the Purchaser (which, for greater certainty and without limitation, shall not be accrued as a Current Liability on the Closing Date Balance Sheet), acting in good faith and using all reasonable efforts, cause (i) a consolidated unaudited balance sheet of the Corporation as at the close of business on the day preceding the Closing Date to be prepared and delivered to the Vendors’ Representative, which balance sheet shall be prepared in accordance with generally accepted accounting principles as defined in section 1.6, (the “Closing Date Balance Sheet”) and (ii) a Closing Date adjusted working capital statement based on the Closing Date Balance Sheet in the form of the Target Working Capital Statement, which statement was prepared on a basis consistent with the indicative calculation described in Schedule 3.5.1 (such Closing Date adjusted working capital statement as finally determined referred to as the “Closing Date Statement”) (provided that for greater certainty and without limitation, the Target Working Capital Statement is based upon the Target Balance Sheet except that the value of cash and cash equivalents is equal to $0, in determining the Closing Date Statement the full value of all

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cash and cash equivalents as at the close of business on the day preceding the Closing Date will be included as a Current Asset, and provided further that the value of any tax deductions generated by the payment of Corporation Costs or Indebtedness at the Closing will not serve to reduce the Corporation's Tax liability on the Closing Date Statement. The Purchaser acknowledges that PriceWaterhouseCoopers, the current auditor of the Corporation, may act as the Vendors’ accountants pursuant to these provisions, including in respect of the review and evaluation of the Closing Date Balance Sheet and the Closing Date Statement, and the settlement of any Closing Date Statement Dispute.

3.5.2    During the period from the date the Closing Date Statement is delivered by the Purchaser to the Vendors’ Representative through the date such statement is finally determined, the Purchaser shall (subject to receiving the usual and customary release letters) provide the Vendors’ Representative and the Vendors’ Representative’s accountants reasonable access to its (and, if applicable, its accountant’s) work papers in connection with the preparation or review of the Closing Date Balance Sheet and the Closing Date Statement. Access to the Purchaser’s (and, if applicable its accountant’s) working papers will be on the basis that liability of the Purchaser and its advisors, including its auditors, is denied and so acknowledged by the Vendors’ Representative.

3.5.3    If the Vendors’ Representative notifies the Purchaser that the Vendors’ Representative agrees with the Closing Date Statement within 30 days after receipt thereof or fails to deliver notice to the Purchaser of its disagreement therewith within such 30 day period, the Closing Date Statement, and the Closing Date Balance Sheet as it pertains to the accuracy of any amount reflected in the Closing Date Statement, be conclusive and binding on the Vendors and the Purchaser and the parties shall be deemed to have agreed thereto, in the first case, on the date the Purchaser receives the notice and, in the second case, on such 30th day. If the Vendors’ Representative, acting in good faith, believes the Closing Date Statement, or the Closing Date Balance Sheet as it pertains to the accuracy of any amount reflected in the Closing Date Statement, has not been prepared in accordance with the provisions of section 3.5.1, then the Vendors’ Representative shall notify the Purchaser of its disagreement with the Closing Date Statement, or the Closing Date

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Balance Sheet as it pertains to the accuracy of any amount reflected in the Closing Date Statement, within such 30 day period together with reasonable particulars of the basis of such dispute, including the Vendors’ Representative’s position of the amounts in dispute (and the resulting Purchaser’s position of Closing Date Working Capital). In such event, the Vendors’ Representative and the Purchaser shall attempt, in good faith, to resolve their differences with respect thereto within 15 days after the Vendors’ Representatives’ notice of disagreement.

3.5.4    Any disagreement over the Closing Date Statement, or the Closing Date Balance Sheet as it pertains to the accuracy of any amount reflected in the Closing Date Statement, (a “Closing Date Statement Dispute”) on the basis referred to in section 3.5.3 not resolved by the Vendors’ Representative and the Purchaser within such 15 day period shall be submitted to an independent nationally recognized accounting firm (the “Arbitrator”), other than the Purchaser’s accountants or PriceWaterhouseCoopers (or such other accounting firm selected by the Vendors’ Representative pursuant to section 3.5.1), to determine such dispute with respect to the Closing Date Statement, or the Closing Date Balance Sheet as it pertains to the accuracy of any amount reflected in the Closing Date Statement, and such determination shall be final and binding on the parties and shall not be subject to any appeal or review. If the Vendors’ Representative and the Purchaser are unable to agree upon an accounting firm to serve as the arbitrator, a representative of an accounting firm selected by the Vendors’ Representative and a representative of the Purchaser’s accountants selected by the Purchaser shall select an independent nationally recognized accounting firm (other than themselves and PriceWaterhouseCoopers) to be such Arbitrator. The Arbitrator shall allow the Vendors’ Representative, on behalf of the Vendors, and the Purchaser to present their respective positions regarding the dispute (provided that, for greater certainty, such presentations are limited to matters relating to the Closing Date Statement, or the Closing Date Balance Sheet as it pertains to the accuracy of any amounts reflected in the Closing Date Statement), and each of the Vendors’ Representative and the Purchaser shall have the right to present additional documents, materials and other information, and make an oral presentation to the Arbitrator, regarding such dispute and the Arbitrator shall consider such additional documents, materials and

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other information and such oral presentation. Any such other documents, materials or other information shall be copied to each of the Vendors’ Representative and the Purchaser and each of the Vendors’ Representative and the Purchaser shall be entitled to attend any such oral presentation. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 calendar days of its engagement. The fees and disbursements of the Arbitrator shall be paid by the party whose determination of Closing Date Working Capital is furthest from the Arbitrator’s determination.

3.6	Settlement Date

On the 2nd Business Day following the date on which the parties agree to the Closing Date Statement (or are deemed to have agreed to the Closing Date Statement) or on the 2nd Business Day following the date on which a determination of a Closing Date Statement Dispute is made pursuant to section 3.5 (the “Settlement Date”), the amounts set out in section 3.5.1 shall be determined and the payments contemplated by section 3.2.6 shall be made based on the Share Purchase Price as finally determined, subject to withholding. To the extent that there is a Deficiency, the Vendors’ Representative on behalf of the Vendors and the Purchaser shall deliver a joint direction to the Escrow Agent to release such Deficiency to the Purchaser.

3.7	[*]

3.7.1    Definitions. In this section,

3.7.1.1    “Budget” means the total gross costs of $[*] included in the CSR dated December 14, 2006 and attached hereto as Schedule 3.7.1;

3.7.1.2    “Certification” means the certification of FAA NY ACO TSOs issued as set forth in Milestone 35 of the Appendix A to Revision 2 to Appendix 1 (the Statement of Work dated September 27, 2006) of the [*] Contract;

3.7.1.3    “CSR” means contract status report prepared in connection with the [*] Contract;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.7.1.4    “Costs” means as determined at the Final Cost Date, the non-recurring development and pre-production costs, other than Excluded Costs, incurred in connection with the [*] Contract to achieve Certification less the following amounts:

3.7.1.4.1    [*] received or receivable in respect of such development and production costs;

3.7.1.4.2    any funding for development or production costs provided by [*] (including any payments made by [*] pursuant to section 1.4 of the [*] Contract) or any third party customer directly related to the [*] Program; and

3.7.1.4.3    Deducted Costs;

3.7.1.5    “Deducted Costs” means an amount equal to the incremental gross profit obtained from the aggregate of (i) the product of multiplying [*] shipsets of Goods by the difference between the forecasted gross profit margin as determined on the Final Cost Date and [*]% and (ii) the gross profit attributable to an increase on or before the Final Cost Date in the number of Goods forecasted to be delivered on or before March 31, 2010 above [*] shipsets of Goods;

3.7.1.6    “Excluded Costs” means:

3.7.1.6.1    any costs incurred after the Final Cost Date;

3.7.1.6.2    any costs incurred as a result of any change or amendment to the [*] Contract, except any amendment required as a result of a failure of the Corporation to perform the terms of the [*] Contract;

3.7.1.6.3    any costs relating to improvements in deliverables of the Goods;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.7.1.6.4    any costs relating to other programs of the Corporation; and

3.7.1.6.5    any costs related to Goods or similar products and services sold to third parties other than [*];

3.7.1.7    “Final Cost Date” means the earlier of (i) the date that is [*] after the Closing Date; or (ii) the date that the Certification is achieved under the [*] Contract;

3.7.1.8    “Goods” has the meaning attributed to such term in the [*] Contract;

3.7.1.9    [*];

3.7.1.10    [*] means the [*] or its successors or assigns under the [*] Contract;

3.7.1.11    [*] Claim Amount” means as determined at the Final Cost Date, the amount obtained by subtracting $[*] from the Costs if such amount is greater than zero;

3.7.1.12    [*] Claim Statement” has the meaning attributed to such term in section 3.7.2;

3.7.1.13    [*] Contract” means the master purchase and support agreement between [*] and CMC Electronics Inc, dated October 10, 2005, as amended from time to time; and

3.7.1.14    [*] Program” means the Integrated Avionics Update Program for the [*] aircraft as defined in the [*] Contract;

3.7.2 Vendors’ [*] Cost Sharing Obligation. The Purchaser shall prepare, as at the Final Cost Date, a written statement setting out the [*] Claim Amount, together with the most recent CSR and a detailed summary of the Costs as at the Final Cost Date including reasonable detail on Excluded Costs (or any allocation of Costs) and Deducted Costs (the

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

[*] Claim Statement”). The Purchaser shall deliver the [*] Claim Statement to the Vendors’ Representative within 30 days after the Final Cost Date.

3.7.2.1    If the Vendors’ Representative notifies the Purchaser that the Vendors’ Representative agrees with [*] Claim Amount set forth in the [*] Claim Statement, or fails to deliver notice to the Purchaser of its disagreement therewith within 30 days of receipt of the [*] Claim Statement, the Vendors’ Representative, on behalf of the Vendors, shall together with the Purchaser issue a joint direction to the Escrow Agent within 30 days of receipt of the [*] Claim Statement, to release to the Purchaser, from the Escrow Amount, the lesser of: (i)[*]% of the [*] Claim Amount; (ii) the Escrow Amount at such time; and (iii) $[*].

3.7.2.2    If the Vendors’ Representative, acting reasonably, disagrees with or disputes the [*] Claim Amount and/or the [*] Claim Statement, the Vendors’ Representative shall notify the Purchaser in writing of its disagreement within 30 days after receipt thereof, together with reasonable particulars of the basis of such dispute. The Vendors’ Representative and the Purchaser shall attempt, in good faith, to resolve their differences with respect to any such disagreement or dispute within 15 days after the Vendors’ Representatives’ notice of disagreement. To the extent that the Vendors’ Representative and the Purchaser are not able to reach agreement, the dispute may be referred by either party for determination by arbitration in a similar manner as contemplated by section 3.5.4, except that the Arbitrator may hire appropriate technical assistance. Once the dispute is settled amongst the Vendors’ Representative and the Purchaser or determined by the Arbitrator, the Purchaser and the Vendors’ Representative shall, if applicable, issue a joint direction consistent with the settlement or determination, as the case may be, to release to the Purchaser, from the Escrow Amount, the lesser of (i) [*]% of the [*] Claim Amount so settled or determined; (ii) the Escrow Amount at such time; and (iii) $[*].

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.7.2.3    In the event no [*] Claim Statement is provided to the Vendors’ Representative by the Purchaser within 30 days after the Final Cost Date, the [*] Claim Amount shall be deemed to be equal to $[*].

3.7.2.4    For greater certainty and without limitation, the Vendors’ obligation to make any payment to the Purchaser in connection with amounts owing pursuant to this section 3.7.2 shall be limited to payments out of, and completely satisfied by payments from, the Escrow Amount held by the Escrow Agent, and other than payments made by the Escrow Agent to the Purchaser pursuant to this section 3.7.2, there will be no other obligation for the Vendors to make any other payment in respect of the [*] Claim Amount.

3.7.3    Reporting Requirements. Within 15 days at the end of each fiscal quarter, Purchaser shall cause the Corporation to deliver to the Vendors’ Representative quarterly reports which will include:

3.7.3.1    a development progress report;

3.7.3.2    an updated copy of CSR at the end of the most recent quarter for the [*] Contract; and

3.7.3.3    a certificate from the CFO of CMC Electronics certifying that:

3.7.3.3.1    that Costs have been determined in accordance with this section 3.7 and reasonable particulars of Deducted Costs and Excluded Costs (and details of any allocation of Costs);

3.7.3.3.2    no Costs relate to any other program;

3.7.3.3.3    a description of any amendment to the [*] Program that effects Costs or the ultimate price of Goods;

3.7.3.3.4    there has been no amendment, change or modification to accounting principles and practices;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.7.3.3.5    the only amendments to the [*] Contract with [*] are attached to this certificate; and

3.7.3.3.6    copies of all material correspondence relating to the [*] Contract are attached to this certificate.

3.7.4    Monitoring Rights. The Vendors’ Representative (or its agent) shall be allowed to monitor on site, from time to time, the progress of the execution of the [*] Contract and the development of the Goods and be granted reasonable access to relevant books and records to determine all matters relating to Costs, Excluded Costs and Deducted Costs.

3.7.5    Covenants. [*]

3.7.6    Negative Covenants. Neither the Purchaser, the Corporation nor CMC Electronics shall, without the consent of the Vendors’ Representative (which shall not be unreasonably withheld), amend, change, or modify the accounting principles and practices utilized by the Corporation to calculate or record the Costs except for such changes required by applicable Canadian law or Canadian generally accepted accounting principles;

3.7.7    Negative Covenants. The Purchaser shall not without providing written notice to the Vendors’ Representative:

3.7.7.1    change designs or specifications after the Closing Date;

3.7.7.2    change the [*] Program Director, [*] Program Managers or the [*] Program Director of Engineering; or

3.7.7.3    amend the [*] Contract in any manner which materially increases Costs.

3.7.8    Arbitration. To the extent that, from time to time, the Vendors’ Representative and the Purchaser disagree on any aspect of Costs (either as set out in the [*] Claim Statements, the relevant CSR or otherwise), they shall attempt in good faith to resolve such dispute, failing which such dispute may be referred by either party for determination by

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

arbitration in a similar manner as contemplated by section 3.5.4, except that the Arbitrator may hire technical assistance.

3.8	Escrow Procedure for Indemnification Claims

3.8.1    Claims on the Escrow Amount (Other than the [*] Claim Amount and Closing Date Statement). Subject to section 3.8.3, if, at any time up to and including the [*] Release Date, the Purchaser delivers to the Vendors’ Representative (the day of receipt of such delivery by the Vendors’ Representative being the “Indemnification Delivery Date”) a Claim against the Vendors or any of them for indemnification under Article 7 of this Agreement (which shall include the amount of such Claim as set out in section 7.3.2 (the “Claimed Amount”), then:

3.8.1.1    Subject to the provisions of Article 7, the Escrow Agent shall be entitled to and shall thereafter continue to hold that portion of the Escrow Amount equal to the Claimed Amount in escrow until directed to deliver the Claimed Amount or a part thereof:

(i)	by a joint direction (which shall be delivered in accordance with section 3.8.1.2 herein) executed by the Vendors’ Representative and the Purchaser; or

(ii)	by a final, non-appealable order or judgment of a court of competent jurisdiction (“Final Order”);

3.8.1.2    Other than in respect of disputes regarding the [*] Claim Amount which shall be governed by the provisions of section 3.7.2, Claims for Indemnification shall be governed by the provisions of Article 7. Upon a resolution of such dispute (whether by agreement or pursuant to the provisions of Article 7), the Purchaser and the Vendors’ Representative shall deliver a joint direction to the Escrow Agent in accordance with section 3.8.1 herein.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.8.2    Release of Escrow Fund

3.8.2.1    On or within 5 Business Days after the date which is the 12 month anniversary of the Closing Date (the “12 Month Release Date”), the Purchaser and the Vendors’ Representative shall issue a joint direction to the Escrow Agent to release to the Exchange Fund Agent, on behalf of the Vendors, the amount (the “12 Month Released Amount”), if any, equal to $10,000,000 less the sum of (i) the amounts, if any, paid to the Purchaser pursuant to sections 3.8.1 and 3.2.6.2 on or prior to the 12 Month Release Date, and (ii) the sum of the amounts, if any, referred to in all of the Purchaser’s Claims delivered on or before the 12 Month Release Date which remain outstanding and have not been paid pursuant to section 3.8.1 (such Claims hereinafter referred to as the “Pre 12 Month Unresolved Claims”). If the result of the foregoing calculation results in the 12 Month Released Amount being zero or a negative number, then no amount shall be released to the Exchange Fund Agent.

3.8.2.2    After the 12 Month Release Date, to the extent that the Pre 12 Month Unresolved Claims are resolved (either between the Purchaser and the Vendors’ Representative or pursuant to a Final Order) the Purchaser and the Vendors’ Representative shall deliver a joint direction to the Escrow Agent to deliver the relevant amounts to (i) the Purchaser and (ii) the Exchange Fund Agent, on behalf of the Vendors, the additional amount that would have been payable pursuant to section 3.8.2.1 had such Claims been resolved.

3.8.2.3    On or within 5 Business Days after the later of (i) the date which is the [*] anniversary of the Closing Date or (ii) the date the [*] Claim Statement is delivered to the Vendor’s Representative (the “[*] Release Date”), the Purchaser and the Vendors’ Representative shall deliver a joint direction to the Escrow Agent to release to the Exchange Fund Agent, on behalf of the Vendors, the balance of the Escrow Amount less the aggregate of (i) the total amounts, if any, referred to in all of the Purchaser’s Claims under section 3.8.1 to the extent not resolved and (ii) the amount of the payment in dispute, if any, under

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

section 3.7.2.2 in connection with the [*] Claim Amount (such Claims hereinafter referred to as the “Pre [*] Unresolved Claims”).

3.8.2.4    After the [*] Release Date, to the extent that the Pre [*] Unresolved Claims are resolved (either between the Purchaser and the Vendors’ Representative, by arbitration in respect of disputes on the [*] Claim Amount or pursuant to a Final Order), the Purchaser and the Vendors’ Representative shall deliver a joint direction to the Escrow Agent to deliver the relevant amounts to (i) the Purchaser and (ii) the Exchange Fund Agent, on behalf of the Vendors, the additional amount that would have been payable pursuant to section 3.8.2.3 had such claims been resolved on the [*] Release Date.

3.8.2.5    On or after the [*] Release Date, if there are no outstanding Claimed Amounts or amounts outstanding under section 3.7.2.2 in connection with the [*] Claim Amount and there remain funds in the Escrow Amount, the Purchaser and the Vendors’ Representative shall jointly direct the Escrow Agent to release all of the remaining Escrow Amount to the Exchange Fund Agent, on behalf of the Vendors.

3.8.3    Procedure for Working Capital and [*] Claim Amounts

3.8.3.1    The procedures set forth (i) in sections 3.2.6, 3.5 and 3.6 shall govern the procedure for any claim in respect of a Deficiency or a dispute in respect of the Closing Date Statement and (ii) in section 3.7 shall govern the procedure for claims in respect of the [*] Claim Amount, and such procedures shall be the sole recourse of the Purchaser against the Vendors in respect of such claims.

3.9	Payments

Any reference in this Agreement or in any document delivered pursuant to this Agreement to payment shall mean payment in Canadian dollars by wire transfer, by negotiable cheque certified by a Canadian chartered bank or Canadian trust company or by official bank draft drawn on a Canadian chartered bank.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

4.1.1    Organization.

4.1.1.1    Each of the Corporation and the CMC Subsidiaries has been duly incorporated under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own and lease its properties and carry on its businesses as currently owned and carried on and each of the Corporation and the CMC Subsidiaries is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of the business now being carried on or the property owned or leased by it makes such registration, licensing or qualification necessary. The copies of the articles and by-laws of the Corporation and the CMC Subsidiaries which have been provided to the Purchaser reflect all amendments made thereto at any time prior to the execution of this Agreement and are correct and complete. Except as disclosed in the CMC Disclosure Schedule, each of the Corporation and the CMC Subsidiaries is not in default under, or in violation of, any material provision of its articles or by-laws in any respect.

4.1.1.2    All of the outstanding shares of capital stock and other ownership interests of the Corporation and the CMC Subsidiaries are validly issued, fully paid and non-assessable, and except as disclosed in the CMC Disclosure Schedule, all such shares and other ownership interests in CMC Subsidiaries are owned directly or indirectly by the Corporation, free and clear of all Charges. The Vendors have disclosed in the CMC Disclosure Schedule the names and jurisdictions of incorporation of each of its Subsidiaries.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.1.3    The CMC Disclosure Schedule lists all direct or indirect Subsidiaries of the Corporation.

4.1.1.4    Neither the Corporation nor any CMC Subsidiary has any interest in any other Person other than CMC Subsidiaries and except as disclosed in the CMC Disclosure Schedule.

4.1.2    Capitalization. The authorized capital of the Corporation consists of an unlimited number of Class A common shares and an unlimited number of Class B Convertible, Redeemable Non-Voting Shares. The CMC Disclosure Schedule sets out, as at the date hereof the number of Shares issued and outstanding, and the number of Shares reserved, in the aggregate, for issuance in respect of the CMC Options. The authorized capital of the CMC Subsidiaries and the number of outstanding Shares of each CMC Subsidiary is described in the CMC Disclosure Schedule. Except as described in the CMC Disclosure Schedule (all of which, as of Closing, shall be terminated or exercised without any continuing liability to the Corporation or the Purchaser), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Corporation or any CMC Subsidiary to issue or sell any shares of the Corporation or any of the CMC Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of the Corporation or any CMC Subsidiary, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation or any CMC Subsidiary. All outstanding Shares and shares of the share capital of the CMC Subsidiaries have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Except as disclosed in the CMC Disclosure Schedule, there are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation or any CMC Subsidiary, having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Shares on any matter. Except as disclosed in the CMC Disclosure Schedule, there are no outstanding contractual obligations of the Corporation or any CMC Subsidiaries to repurchase, redeem

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries.

4.1.3    No Violation. The approval of this Agreement, the execution and delivery by the Vendors of this Agreement and the performance by the Vendors and the Corporation of their obligations hereunder, and the completion of the transactions contemplated hereby, will not, except as disclosed in the CMC Disclosure Schedule:

4.1.3.1    conflict with, violate, result in a breach of, constitute a default under, or require any consent or approval to be obtained under any provision of the Corporation’s or any of the CMC Subsidiaries’ certificate of incorporation, articles, by-laws or other charter documents;

4.1.3.2    except as may become applicable solely as a result of the specific status of the Purchaser conflict with, violate, result in a breach of, constitute a default under, require any consent or approval to be obtained under, result in the imposition of any Charge (other than Permitted Charges) upon any of the Corporation’s assets or the assets of any CMC Subsidiary or give rise to any right of termination, or any payment obligation, loss of a benefit or increase in any liability or fees of the Corporation or a CMC Subsidiary, under any provision of:

(i)

other than the sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time period under a statute, rule or regulation that states that a transaction may be implemented if a prescribed time period lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, relating to the Vendors, the Corporation and the CMC Subsidiaries listed in the CMC Disclosure Schedule (“Corporation’s Regulatory Approvals”), any Laws; except to the extent that the violation of, default under or breach of, or failure to obtain any consent under any Laws, would not,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

individually or in the aggregate adversely affect the Corporation or the CMC Subsidiaries in any material manner;

(ii)	any Material Contract (other than as disclosed in the CMC Disclosure Schedule (excluding any notification requirements).

4.1.4    Absence of Certain Changes or Events. Except as disclosed in the CMC Disclosure Schedule since the date of the Audited Financial Statements, none of the following events have occurred in respect of the Corporation or any of the CMC Subsidiaries:

4.1.4.1    any damage or destruction to the assets or properties of the Corporation or any of the CMC Subsidiaries not covered by insurance involving $500,000 or more in replacement or repair costs on the Corporation on a consolidated basis;

4.1.4.2    any redemption, repurchase or other acquisition of Shares by the Corporation (other than as a result of the death or termination of employment of an Employee Shareholder) or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property), other than inter-company dividends, with respect to Shares;

4.1.4.3    any material increase in or modification of (outside the ordinary course) the compensation (excluding the Retention Bonuses) payable or to become payable by the Corporation and any of the CMC Subsidiaries to any of its directors or officers, or any agreement to grant to any such director or officer any material increase in severance or termination pay;

4.1.4.4    any creation of, material increase in or material modification of any CMC Employee Plans or any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights and excluding bonuses which are paid in the ordinary and regular course of business consistent with past practice) made to, for

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

or with any of the directors, officers or employees of the Corporation or any of the CMC Subsidiaries;

4.1.4.5    any acquisition or sale of property or assets aggregating 3% or more of the Corporation’s total consolidated property and assets as at March 31, 2006, other than in the ordinary and regular course of business consistent with past practice and other than capital expenditures and commitments;

4.1.4.6    (A) other than in the ordinary and regular course of business consistent with past practice, any incurrence, assumption or guarantee by the Corporation or any of the CMC Subsidiaries of any debt for borrowed money, (B) any issuance or sale of any securities convertible into or exchangeable for debt securities of the Corporation or any of the CMC Subsidiaries or (C) any issuance or sale of options or other rights to acquire from the Corporation or any of the CMC Subsidiaries debt securities or any securities convertible into or exchangeable for any such debt securities;

4.1.4.7    other than in the ordinary and regular course of business consistent with past practice, any creation or assumption by the Corporation or any of the CMC Subsidiaries of any Charge on any asset other than Permitted Charges;

4.1.4.8    any entering into, amendment of, termination or non-renewal by the Corporation or any of the CMC Subsidiaries of any Material Contract other than in the ordinary course of business consistent with past practice;

4.1.4.9    any labour dispute or charge of unfair labour practice (other than routine union grievances) involving the Corporation or any of the CMC Subsidiaries;

4.1.4.10    any resolution to approve a split, combination or reclassification of any of the outstanding shares of the Corporation or any of the CMC Subsidiaries;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.4.11    any change in the accounting methods, principles or practices of the Corporation or any of the CMC Subsidiaries except as may be required by generally accepted accounting principles;

4.1.4.12    any filing of an amended Tax Return, settlement of any Tax claim or assessment, surrendering of any right to claim a refund of Taxes, or consent to any extension or waiver of a statute of limitation applicable to any Tax claim or assessment if such amendment, surrender or consent would have the effect of increasing in a material manner the present or future Tax liability or decrease in a material manner any present or future Tax asset of the Corporation or the CMC Subsidiaries; and

4.1.4.13    entering into an amendment of or termination of any lease, or similar Contract involving the use of real property.

4.1.5    Absence of Undisclosed Liabilities. Except as disclosed in the CMC Disclosure Schedule, the Corporation and the CMC Subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than:

4.1.5.1    those set forth or adequately provided for in the Unaudited Statements;

4.1.5.2    those relating to the Corporation and the CMC Subsidiaries disclosed in the notes to the Audited Financial Statements;

4.1.5.3    those incurred in the ordinary and regular course of business since September 30, 2006 and consistent with past practice;

4.1.5.4    those incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

4.1.5.5    any performance obligation of the Corporation or its Subsidiaries under Contracts to which it is a party.

4.1.6    Material Contracts.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.6.1    Other than as disclosed in the CMC Disclosure Schedule: none of the Corporation, the CMC Subsidiaries, nor, to the Knowledge of the Corporation, any of the other parties thereto, is in default or breach of, in any material respect (excluding any ordinary course delays in delivery), nor has the Corporation or any of the CMC Subsidiaries received any notice of material default under, any Material Contract (excluding any ordinary course delays in delivery).

4.1.6.2    To the Knowledge of the Corporation, each of the written Material Contracts is legal, valid, binding and enforceable; provided that the forgoing (i) is subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, to the fact that the availability of equitable remedies is in the discretion of a court of competent jurisdiction and (ii) does not apply with respect to enforceability, in any particular circumstance, of any provision of any Material Contract that provides for the severability of illegal or unenforceable provisions or that states that amendments or waivers of or with respect to any Material Contract that are not in writing will not be effective.

4.1.7    Financial Statements.

4.1.7.1    The Audited Financial Statements and the Unaudited Statements have been prepared in accordance with generally accepted accounting principles (subject to usual year-end adjustments in the case of the Unaudited Statements) consistently applied throughout the periods indicated and present fairly in all material respects, the financial position of the Corporation and the Subsidiaries and the results of their operations as of the dates and throughout the periods indicated.

4.1.7.2    The Corporation and the CMC Subsidiaries each maintain systems of internal accounting controls sufficient to provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.7.3    To the Knowledge of the Corporation, the Corporation is entitled to retain all amounts received as tax credits for pre-competitive research and development or as a subsidy related to research assistance for international research and innovation initiatives or other similar subsidies, grants, tax credits, refunds and such amount will not be subject to forfeiture or repayment solely by virtue of the completion of the purchase of the Purchased Shares pursuant to this Agreement.

4.1.8    Indebtedness. Except as set forth in the CMC Disclosure Schedule, as of the date hereof, neither the Corporation nor any Subsidiary has any Indebtedness except Indebtedness set forth in the Unaudited Statements and not heretofore paid or discharged.

4.1.9    Litigation, Etc. Except as set forth in the CMC Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Knowledge of the Corporation, threatened against or relating to this Agreement or to the Corporation or any CMC Subsidiary or affecting any of their properties, licenses or assets before any court or Governmental Entity nor, to the Knowledge of the Corporation, is there any basis for any such claim, action, proceeding or investigation that (i) involves an amount in controversy in excess of $250,000, (ii) if adversely determined, would prevent or materially delay consummation of the transactions contemplated by this Agreement, or (iii) if adversely determined, would prevent the Vendors or the Corporation from fulfilling any of their obligations set out in this Agreement.

4.1.10    Environmental. Except as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, each of the Corporation and the CMC Subsidiaries is in compliance in all material respects with all Environmental Law. Except as disclosed in the CMC Disclosure Schedule:

4.1.10.1    none of the Corporation or any CMC Subsidiary has in the 5 years prior to the Closing Date received: (i) written notice of any proceeding, application, order or directive brought or issued pursuant to Environmental Law; or (ii) any

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

request for information of notice or potential responsibility that in either (i) or (ii) would reasonably be expected to require any material expenditure; or

4.1.10.2    none of the Corporation or any CMC Subsidiary has in the 5 years prior to the Closing Date received written notice of any demand or notice alleging a material breach of any Environmental Law applicable to the Corporation or such company.

4.1.10.3    to the Knowledge of the Corporation, except as would not reasonably be expected to require any material expenditure, the Corporation or CMC Subsidiaries have not in the 5 years prior to the Closing Date discharged any Hazardous Substance on, into, or beneath the surface of any real property currently owned or leased by the Corporation or CMC Subsidiaries or any real property previously owned or leased by the Corporation or CMC Subsidiaries.

4.1.10.4    in the 5 years prior to the Closing Date none of the Corporation or the CMC Subsidiaries has transported or arranged for the transportation of any Hazardous Substance other than in compliance in all material respects with applicable Law.

The representations and warranties contained in this section 4.1.10 are the exclusive and only representations and warranties in this Agreement with respect to environmental matters.

4.1.11    Tax Matters.

4.1.11.1    Except as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, each of the Corporation and the CMC Subsidiaries has timely filed, or caused to be filed, all Tax Returns required to be filed by them and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon and all such Tax Returns continue to be true, correct and complete in all material respects. Each of the Corporation and the CMC Subsidiaries has timely paid, caused to be paid or made adequate

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

provision in the Unaudited Statements for all Taxes that are due and payable with respect to the period covered by such Tax Returns. Except as disclosed in the CMC Disclosure Schedule, (i) each of the Corporation and the CMC Subsidiaries have made adequate provision in the Unaudited Statements and (ii) has made adequate provisions in its most recently published Unaudited Statements, in each case in accordance with generally accepted accounting principles for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the CMC Disclosure Schedule, since such publication date, the Corporation and the CMC Subsidiaries have only incurred Taxes in the ordinary course of business and have made adequate provisions for such Taxes.

4.1.11.2    Except as disclosed in the CMC Disclosure Schedule, no Tax Return is currently under audit. Neither the Corporation nor the CMC Subsidiaries has received any written inquiry or notice from any taxing authority with respect to any material deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof, and, to the Knowledge of the Corporation, no such inquiry or notice is pending or threatened and no material deficiency exists in excess of reserves and accruals set forth in the Unaudited Statements or in the books and records of the Corporation or the CMC Subsidiaries, nor, to the Knowledge of the Corporation, is there any basis for any such material deficiency. Neither the Corporation nor the CMC Subsidiaries has entered into any agreement extending the period for assessment, reassessment or collection of any Tax nor has any of them granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment, reassessment or collection of, any Taxes. Except as disclosed in the CMC Disclosure Schedule, neither the Corporation nor any CMC Subsidiary has received any written notification that any material issues have been raised (and are currently pending) by the Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority in any jurisdiction, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above, and no waivers of statutes of

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

limitations have been given with respect to the Corporation or any CMC Subsidiary. Except as disclosed in the CMC Disclosure Schedule, all Tax Returns of the Corporation and the CMC Subsidiaries (other than a U.S. Subsidiary) have been assessed through and including each of the fiscal years set forth in the CMC Disclosure Schedule. There are no Charges for Taxes (other than Permitted Charges) upon, pending against or, to the Knowledge of the Corporation, threatened against any assets of the Corporation or the CMC Subsidiaries.

4.1.11.3    Except as disclosed in the CMC Disclosure Schedule, none of the Corporation or the CMC Subsidiaries has any liability for the Taxes of any other Person (other than any of the Corporation and the CMC Subsidiaries). Each of the Corporation and the CMC Subsidiaries has withheld and remitted on a timely basis all Taxes required to be withheld and remitted by it and has charged, collected and remitted on a timely basis all material Taxes on any sale, supply or delivery required to be charged and remitted.

4.1.11.4    No payment that could be received as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation section 1.280G-1) with respect to the Corporation or any CMC Subsidiary would be characterized as an “excess parachute payment” (as defined in Code section 280G (b)(1)). No Option or other right to acquire Shares of the Corporation issued in connection with the performance of services (i) has an exercise price that has been or may be less than the fair market value of the underlying Shares as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Option or right.

4.1.11.5    The Corporation and the CMC Subsidiaries have made available to the Purchaser correct and complete copies of (i) all Tax Returns filed by or with respect to the Corporation or any CMC Subsidiary for which the statute of limitations has not expired, and (ii) all examination reports and statements of

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

deficiencies assessed against or agreed to by the Corporation or any CMC Subsidiary. Neither the Corporation nor any CMC Subsidiary has requested or received a ruling from or signed a closing agreement with any Tax authority. With respect to the Corporation and each CMC Subsidiary, no claim has ever been made by a Tax authority in a jurisdiction where the Corporation or such CMC Subsidiary, as the case may be, does not file Tax Returns that the Corporation or such CMC Subsidiary is or may be subject to taxation by such jurisdiction.

4.1.11.6    No U.S. Subsidiary has ever been a United States real property holding corporation (as defined in Code section 897(c)(2)).

4.1.11.7    Other than in respect of CMC Electronics Datacomm Inc., CMC Aurora and CMC Electronics Acton Inc., neither the Corporation nor any CMC Subsidiary has been a member of any affiliated group under Code section 1504 (or any comparable provision of Law) that filed or was required to file a consolidated, combined or unitary Tax Return.

4.1.11.8    Neither the Corporation nor any CMC Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

4.1.11.9    There are no accounting method changes or proposed or threatened accounting method changes of the Corporation or any CMC Subsidiary, nor any other item, that could give rise to an adjustment under Code section 481 (or any comparable provision of Law) for periods after the Closing Date.

4.1.11.10    Neither the Corporation nor any CMC Subsidiary has nor, to the Knowledge of the Corporation neither the Corporation nor any CMC Subsidiary, has had a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the country under the laws of which the Corporation or such CMC Subsidiary was formed.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.11.11    Except as described in the CMC Disclosure Schedule, all transactions between the Corporation and any CMC Subsidiary, or between one or more CMC Subsidiaries, comply with the requirements of Code section 482 (and any similar provisions of Law), and have complied with such section for all periods commencing on or after April 1, 2002. For all transactions between any of the Corporation and the CMC Subsidiaries for all periods commencing on or after April 1, 2002 and ending on or before the Closing Date, and for any transactions with a non resident Person with whom the Corporation or the CMC Subsidiaries was not dealing at arm’s length during a taxation year commencing on or after April 1, 2002 and ending on or before the Closing Date, each of the Corporation and the CMC Subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA, or any equivalent provision of Law (including Code section 482).

4.1.11.12    Except as disclosed in the CMC Disclosure Schedule, there is no limitation on the utilization by any U.S. Subsidiary of any net operating loss, built-in loss or similar item under Code sections 382, 383, 384, or 1502 or comparable provisions of Law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

4.1.11.13    Except as disclosed in the CMC Disclosure Schedule, neither the Corporation nor any CMC Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

4.1.11.14    None of sections 79, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provisions of the taxation legislation of any province or any other jurisdiction, have applied or will apply to any of the Corporation or the CMC Subsidiaries at any time up to and including the Closing Date. None of the Corporation and the CMC Subsidiaries has deducted any amounts in computing their respective income in a taxation year which may be included in a subsequent year under section 78 of the ITA, or any equivalent provision of Law.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.11.15    Except as contemplated under sections 3.3 and 3.4, no Taxes are required to be withheld from amounts payable or otherwise deliverable under this Agreement.

4.1.12    Non-Arm’s Length Transactions.

Except as disclosed in the CMC Disclosure Schedule no current shareholder of the Corporation or current or former director, officer or employee of the Corporation or any of its Subsidiaries, or any current or former Affiliate of any of the foregoing Persons or of the Corporation or any of its Subsidiaries is, directly or indirectly through such Person’s affiliation with any other Person, a party to any agreement or transaction with the Corporation or any of its Subsidiaries other than (i) in the case of such Person, agreements in connection with any such Person’s duties as a director, officer or employee of the Corporation or any of its Subsidiaries and (ii) agreements that are on arm-length terms.

4.1.13    Labour Matters.

4.1.13.1    Except as disclosed in the CMC Disclosure Schedule, or except as previously provided by the Corporation to the Purchaser in respect of severance and termination payments, neither the Corporation nor any CMC Subsidiary is a party to any material written policy, agreement or obligation, providing for severance or termination payments to, or any employment agreement with, any director, officer or employee of the Corporation or any CMC Subsidiary.

4.1.13.2    Except as described in the CMC Disclosure Schedule, none of the Corporation nor any CMC Subsidiary is a party to any collective bargaining agreement nor subject to, to the Knowledge of the Corporation, any application for certification, threatened or union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the Knowledge of the Corporation, threatened strikes or lockouts at either the Corporation or any CMC Subsidiary. The Corporation is in compliance in all material respects with each collective agreement to which it is a party.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.13.3    Except as described in the CMC Disclosure Schedule, to the Knowledge of the Corporation, neither the Corporation nor any CMC Subsidiary is a party to any current material grievance, claim for wrongful dismissal, constructive dismissal or other material employment-related claim or material grievance, actual or threatened, or any material litigation, actual or threatened, relating to employment or termination of employment of employees.

4.1.13.4    Except as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, in the 5 year period prior to the Closing Date the Corporation and all CMC Subsidiaries have operated in compliance in all material respects with applicable Laws with respect to employment and labour practices (including properly classifying workers as independent contractors, temporary employees, and full-time employees), employment and labour standards, occupational health and safety, pay equity, workers’ compensation and human rights and there are no current, pending or, to the Knowledge of the Corporation, material threatened proceedings before any governmental board or tribunal with respect to any employment or labour matters.

4.1.13.5    Except as disclosed in the CMC Disclosure Schedule there has not been any resignation or other termination (excluding retirement) of or by any officer, director or key employee within the 12 months preceding the date of this Agreement.

4.1.14    U.S. Employee Benefit Plans.

4.1.14.1    The CMC Disclosure Schedule lists all CMC US Employee Plans.

4.1.14.2    Except as disclosed in the CMC Disclosure Schedule, all of the CMC US Employee Plans are registered where required by, and are in good standing under, all applicable Laws and, to the Knowledge of the Corporation, except for matters that individually or in the aggregate, would not have a Material Adverse Effect on the Corporation on a consolidated basis, there are no actions, claims,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

proceedings or governmental audits pending (other than routine claims for benefits) relating to the Corporation.

4.1.14.3    Except as disclosed in the CMC Disclosure Schedule, all of the CMC US Employee Plans have been administered in material compliance with their terms and all applicable Laws. The CMC Disclosure Schedule discloses the funded status of the CMC US Employee Plans that are registered pension plans as at the date of the last actuarial valuation filed with governmental authorities in respect of such plans.

4.1.14.4    Except as disclosed in the CMC Disclosure Schedule, and except as required by applicable Laws or the terms of any applicable collective agreement, no amendments to any CMC US Employee Plan have been promised and no amendments to any CMC US Employee Plan will be made or promised prior to the Closing Date which would materially increase the benefits of the employees of the Corporation or any CMC Subsidiaries.

4.1.14.5    True and complete copies of all the CMC US Employee Plans as amended have been made available to the Purchaser; for the purpose of the foregoing, related documents means all current plan documentation, summary plan descriptions, all current related trust agreements, funding agreements and similar agreements, the most recent annual reports filed with any Governmental Entity, and the most recent actuarial reports, if any, related thereto.

4.1.14.6    Except as set out in the CMC Disclosure Schedule, there are no agreements or undertakings by the Corporation or any CMC Subsidiaries to provide post-retirement medical, health, life insurance or other benefits to any present or former employee of the Corporation, any CMC Subsidiaries except as required by section 4980B of the Code or Part 6 of Title I of ERISA.

4.1.14.7    Except as disclosed in the CMC Disclosure Schedule, (i) each CMC US Employee Plan of a U.S. Subsidiary that is intended to be qualified under section 401(a) of the Code has received a favourable determination letter from the

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Internal Revenue Service as to such qualification; (ii) no CMC US Employee Plan of a U.S. Subsidiary is a “defined benefit plan” (within the meaning of section 3(35) of ERISA); (iii) none of the U.S. Subsidiaries maintain, sponsor or contribute to any “multiemployer plan” (within the meaning of section 3(37) of ERISA); and (iv) no reportable event (as described in section 4043 of ERISA) that has not been waived has occurred with respect to any plan that could reasonably by expected to result in any material liability to a U.S. Subsidiary.

4.1.15    Canadian Employee Benefit Plans.

4.1.15.1    Section 4.1.15.1 of the CMC Disclosure Schedule sets forth a complete and accurate list of all CMC Canadian Employee Plans. Except as disclosed in the CMC Disclosure Schedule, neither the Corporation nor any CMC Subsidiary has any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional CMC Canadian Employee Plan, or to modify or amend in any material respect any existing CMC Canadian Employee Plan. Since March 31, 2006, there has been no material amendment, formal interpretation or other public announcement (written or oral) by the Corporation, any CMC Subsidiary, or any other Person relating to, or change in participation or coverage under, any CMC Canadian Employee Plan to materially increase benefits or expenses under such plan. Other than as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, none of the rights of the Corporation or any CMC Subsidiary under any CMC Canadian Employee Plan will be materially impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

4.1.15.2    The Corporation has delivered or made available to Purchaser true, correct and complete copies (or, in the case of unwritten CMC Canadian Employee Plans, descriptions) of all CMC Canadian Employee Plans along with, to the extent applicable to the particular CMC Canadian Employee Plan, copies of the following: (i) the last annual reports filed with respect to such CMC Canadian Employee Plan; (ii) the most recent financial statements prepared for (or with

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

respect to) such CMC Canadian Employee Plan; (iii) the most recent employee booklet and material communications provided to employees, former employees or retirees; (iv) the most recent summary plan description distributed with respect to such CMC Canadian Employee Plan; (v) all current contracts and agreements (and any amendments thereto) relating to such CMC Canadian Employee Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent annual actuarial valuation prepared for such CMC Canadian Employee Plan;

4.1.15.3    With respect to each CMC Canadian Employee Plan, except as disclosed in the CMC Disclosure Schedule: (i) such Canadian CMC Employee Plan was properly and legally established; (ii) such CMC Canadian Employee Plan is, and at all times in the 5 years prior to the Closing Date has been, maintained, administered, operated and funded in all material respects in accordance with its terms and, to the Knowledge of the Corporation, in compliance in all material respects with applicable requirements of all applicable Laws; (iii) the Corporation and each CMC Subsidiary has and at all times in the 5 years prior to the Closing Date, in all material respects, properly performed all its duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such CMC Employee Plan, including, without limitation, all reporting, disclosure and notification obligations; (iv) and at all times in the 5 years prior to the Closing Date all material returns, reports, notices, statements and other disclosures relating to such CMC Canadian Employee Plan required to be filed with any Governmental Entity or distributed to any participant in such CMC Canadian Employee Plan have in all material respects been properly prepared and duly filed or distributed in a timely manner; (v) to the Knowledge of the Corporation, no fact or circumstance exists that could adversely affect the Tax-exempt status of such CMC Canadian Employee Plan; (vi) to the Knowledge of the Corporation, neither the Corporation nor any CMC Subsidiary has incurred, and there exists no condition or set of circumstances in connection with which the

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Corporation, any CMC Subsidiary or Purchaser could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under any applicable Law, or pursuant to any indemnification or similar agreement, with respect to such CMC Canadian Employee Plan; and (vii) such CMC Canadian Employee Plan does not contain any provision that would prohibit the transactions contemplated hereby.

4.1.15.4    As at September 30, 2006, all material contributions, premiums and other payments due or required to be paid to (or with respect to) each CMC Canadian Employee Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Unaudited Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the CMC Canadian Employee Plans have been properly withheld and remitted.

4.1.15.5    Except as disclosed in section 4.1.15.5 of the CMC Disclosure Schedule and except for pension and retirement savings benefits, there are no agreements or undertakings by the Corporation or any CMC Subsidiary to provide or contribute toward the cost of, nor does any CMC Canadian Employee Plan provide, post retirement or post-termination medical, health, life insurance or other benefits to any present or former employee, officer, director, agent or independent contractor of the Corporation, or any CMC Subsidiary.

4.1.15.6    At all times in the 5 years prior to the Closing Date, none of the Corporation or any CMC Subsidiary sponsors, maintains, contributes to or participates in, or has ever sponsored, maintained, contributed to or participated in (or been obligated to sponsor, maintain, contribute to or participate in) any multiemployer plan and does not have any liability under any multiemployer plan.

4.1.15.7    There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Corporation, threatened with respect to (or against the assets of) any CMC Canadian Employee Plan, nor, to the Knowledge of the Corporation, is there a basis for any such action, suit or claim.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

To the Knowledge of the Corporation, no CMC Canadian Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and to the Knowledge of the Corporation, no such action is contemplated or under consideration by any Governmental Entity.

4.1.15.8    Except as disclosed in the CMC Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in or by this Agreement will: (i) otherwise materially increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (ii) result in any material benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any CMC Canadian Employee Plan, or (iii) require the Corporation, any CMC Subsidiary or Purchaser to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

The representations and warranties contained in sections 4.1.13, 4.1.14 and 4.1.15 are the exclusive and only representations and warranties in this Agreement with respect to CMC Canadian Employee Plans.

4.1.16    Title to Owned Real and Immoveable Property. The CMC Disclosure Schedule contains a complete legal and municipal description of all of the real and immoveable property owned by the Corporation and each of the CMC Subsidiaries. Other than as disclosed in the CMC Disclosure Schedule, the Corporation or a CMC Subsidiary is the absolute beneficial owner of, and has good and marketable title (and to the extent this representation relates to real property situated outside of the Province of Quebec, good and marketable title in fee simple) to, such real and immoveable property, free of all Charges, except for Permitted Charges. Correct and complete copies of the Charges listed in the CMC Disclosure Schedule have been provided to the Purchaser.

4.1.17    Title to Assets. Except as set forth in the CMC Disclosure Schedule and except for assets licensed to or leased by the Corporation or its Material Subsidiaries, the Corporation and its Material Subsidiaries are the absolute beneficial owners of, and have

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good and marketable title, free and clear of all Charges excluding Permitted Charges, to all the material assets (other than the real property referred to in section 4.1.16) currently used to carry on the Business.

4.1.18    Compliance with Law. Except as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, the Corporation and its Material Subsidiaries are in compliance in all material respects with and are not in material violation of any applicable Laws, provided that this representation does not speak to the subject matter contemplated by section 4.1.10 {Environmental}, 4.1.13 {Labour Matters}, 4.1.14 {U.S. Employee Benefit Plans} and 4.1.15 {Canadian Employee Benefit Plans}.

4.1.19    Restrictions on Business Activities. Except as disclosed in the CMC Disclosure Schedule, to the Knowledge of the Corporation, there is no agreement, judgment, injunction, order or decree binding upon the Corporation or any CMC Subsidiary, that has or could reasonably be expected to have the effect of prohibiting, materially restricting or materially impairing any business practice of the Corporation or any CMC Subsidiary, in the ordinary course of business or the conduct of business by the Corporation or any CMC Subsidiary, as currently conducted.

4.1.20    Intellectual Property Rights.

4.1.20.1    Set forth in the CMC Disclosure Schedule, is a list of all applications and registrations for CMC Intellectual Property Rights.

4.1.20.2    No applications or registrations listed in the CMC Disclosure Schedule are abandoned or expired.

4.1.20.3    Except as set forth in the CMC Disclosure Schedule, to the Knowledge of the Corporation, the conduct of the Business by the Corporation or the CMC Subsidiaries, as the case may be, does not infringe on the material Intellectual Property Rights of any Person.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4.1.20.4    To the Knowledge of the Corporation, no Person is infringing upon CMC Intellectual Property Rights.

4.1.20.5    Except as disclosed in the CMC Disclosure Schedule, no claim, action or proceeding, or to the Knowledge of the Corporation, any material threat of a claim, action or proceeding is currently outstanding against the Corporation or the CMC Subsidiaries regarding CMC Intellectual Property Rights.

4.1.20.6    Except as set forth in the CMC Disclosure Schedule and except for licenses granted by the Corporation in the event of its default under a Contract, its bankruptcy, insolvency or similar circumstances, in the 5 years prior to the Closing Date none of the Corporation or the CMC Subsidiaries has granted to any third party any written license in or to CMC Intellectual Property Rights.

4.1.20.7    Except as set forth in the CMC Disclosure Schedule and except for commercial “off the shelf” software, to the Knowledge of the Corporation, no material Intellectual Property Rights are used or otherwise exploited by the Corporation or the CMC Subsidiaries in connection with the Business of the Corporation or the CMC Subsidiaries other than (i) CMC Intellectual Property Rights, or (ii) Intellectual Property Rights licensed to the Corporation or the CMC Subsidiaries.

The representations and warranties contained in this section 4.1.20 are the exclusive and only representations and warranties in this Agreement with respect to Intellectual Property Rights.

4.1.21    Customers and Suppliers. Except as disclosed in the CMC Disclosure Schedule, since January 31, 2006, there has been no termination, cancellation or written notice of impending termination or cancellation of the business relationship with (i) any customer or distributor of the Corporation or the CMC Subsidiaries that represented at least $2,000,000 of revenue to the Corporation on a consolidated basis in the 12 month period ended March 31, 2006 or (ii) any supplier to the Corporation or the CMC Subsidiaries who sells goods and services in excess of $2,000,000 during the fiscal year

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ended March 31, 2006. To the Knowledge of the Corporation, there is no oral notice of impending termination of a Contract with such customers, distributors or suppliers.

4.1.22    Compliance with Customs and International Trade Laws. Except as set forth on CMC Disclosure Schedule:

4.1.22.1    to the Knowledge of the Corporation, each of the Corporation and CMC Subsidiaries is in compliance in all material respects with all applicable U.S. and Canada customs, import, export and other U.S. and Canada international trade laws. To the Knowledge of the Corporation, at no time over the 5 years prior to the Closing Date has either the Corporation or any of the CMC Subsidiaries committed any material violation of such laws.

4.1.22.2    To the Knowledge of the Corporation, the Corporation and each of the CMC Subsidiaries is not, with respect to U.S. and Canada customs and international trade laws, subject to any material litigation, civil or criminal investigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to customs custody, claim for additional customs duties or fees (other than routine adjustments of deposit amounts, made between the time of entry and final liquidation), denial order, suspension of export privileges, government sanction, or any other action, proceeding or claim by a Governmental Entity (domestic or foreign) involving or otherwise relating to any alleged or actual violation of U.S. and Canada customs and international trade laws or relating to any alleged or actual underpayment of customs, duties, fees, taxes or other amounts owed pursuant to such customs and international trade laws and the Corporation.

4.1.22.3    To the Knowledge of the Corporation, the Corporation and each of the CMC Subsidiaries has not, in the 5 years prior to the Closing Date, with respect to

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

U.S. and Canada customs and international trade laws, made or provided any material false statement or material omission to any government agency (domestic or foreign) or to any purchaser of products, in connection with the importation of merchandise, the value or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA certificates of origin, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, Canadian or U.S.-content requirements, licenses or other material approvals required by a foreign government or agency.

4.1.23    Product Matters.

4.1.23.1    Except as set forth on the CMC Disclosure Schedule, in the 5 years prior to the Closing Date, no Governmental Entity has mandated or recommended a product recall or issued an air worthiness directive for any of the Corporation’s or CMC Subsidiaries’ products nor has the Corporation or the CMC Subsidiaries voluntarily engaged in a product recall because of design or manufacturing defects in its products.

4.1.23.2    Each of the sites in Montreal, Quebec, Kanata, Ontario, and Sugar Grove, Illinois operated by the Corporation or the CMC Subsidiaries has received AS9100 certification.

4.1.24    Insurance. All material policies of insurance with respect to any of the Corporation’s or the CMC Subsidiaries’ property, assets and Business are in full force and effect as of the date hereof. Neither the Corporation nor any of the CMC Subsidiaries has in the 5 years prior to the Closing Date received any refusal of coverage under an existing insurance policy or any notice that a defense will be afforded with reservation of rights or any notice of cancellation. All insurance policies to which the Corporation or the CMC Subsidiaries is a party, are sufficient for compliance with all Contracts to which any of the Corporation and the CMC Subsidiaries is a party. The insurance policies to which the

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Corporation or the CMC Subsidiaries is a party have been complied with in all material respects by the Corporation and the CMC Subsidiaries, as the case may be. The Corporation has delivered a true and complete claims history describing all claims as submitted during the prior twelve months under all insurance policies and other similar arrangements covering the Corporation or the CMC Subsidiaries or their respective businesses or assets.

4.1.25    Broker Fees. None of the Vendors, the Corporation or any CMC Subsidiary has any liability or obligation to pay any fees, commissions or other expenses to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Corporation, any of the CMC Subsidiaries or the Purchaser could be liable or obligated, other than as set forth on the CMC Disclosure Schedule.

4.1.26    Government Licenses and Permits. To the Knowledge of the Corporation, the Corporation and the CMC Subsidiaries (a) have obtained and hold all permits, licenses, franchises, certificates, approvals and other authorizations or other similar rights from a Governmental Entity necessary or advisable in carrying on the Business (collectively, the “Licenses”); (b) all such Licenses owned or possessed by the Corporation or the CMC Subsidiaries are listed on the CMC Disclosure Schedule; (c) in the 5 years prior to the Closing Date, none of the Corporation or any CMC Subsidiaries has received written notice that it fails to hold any Licenses required by any Governmental Entity for the occupancy and operation of its facilities or the conduct of the Business as presently conducted and; (d) all of the Licenses are fully paid for and all conditions applicable to such Licenses have been satisfied in all material respects and the Corporation, or the CMC Subsidiaries have made, or will make all applications for renewals of any such Licenses which will expire before the Closing. Except as indicated on the CMC Disclosure Schedules, the Corporation and the CMC Subsidiaries currently comply in all material respects with the terms and conditions of such Licenses.

4.1.27    Absence of Questionable Payments. To the Knowledge of the Corporation, in the 5 years prior to the Closing Date: (a) neither the Corporation nor any CMC Subsidiary, director or officer or to the Knowledge of the Corporation, employee, agent or other Person

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acting on behalf of the Corporation or any of the CMC Subsidiaries, has used any Corporation or CMC Subsidiary funds for unlawful contributions, payments, gifts, entertainment or made unlawful expenditures relating to political activity to domestic or foreign government officials or others; (b) neither the Corporation nor any of the CMC Subsidiaries, nor any current or former director, officer, employee, agent or other Person acting on behalf of the Corporation or any CMC Subsidiary or any current Vendor has accepted or received any unlawful contributions, payments, gifts, entertainment or expenditures; (c) the Corporation and the CMC Subsidiaries have at all times complied in all material respects with and are in compliance in all material respects with all applicable provisions of the Foreign Corrupt Practices Act and applicable laws relating to prevention of corrupt practices in similar matters under the Criminal Code of Canada.

4.1.28    Government Contractor Status. In the 5 years prior to the Closing Date, none of the Corporation nor any CMC Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for any agency of the Canadian government, the United States government or any foreign government, nor to the Knowledge of the Corporation has such suspension or debarment been threatened or actions for suspension or debarment commenced. Except as disclosed in the CMC Disclosure Schedule, none of the Corporation nor any CMC Subsidiary has, in the 5 years prior to the Closing Date, been or is currently being audited, except in the ordinary course of business or as it is customary in the industry or as provided by the Federal Acquisition Regulations or, to the Knowledge of the Corporation investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the Inspector General or other similar authorities of any agency of the United States government (the “U.S. Agencies”), any comparable agencies maintained by the Canadian government or any foreign government, nor to the Knowledge of the Corporation has such audit or investigation been threatened. To the Knowledge of the Corporation, there is no action on the part of the Corporation or the CMC Subsidiaries, in the 5 years prior to the Closing Date, that would form a valid basis for any of the Corporation’s or CMC Subsidiaries’ suspension or debarment from bidding on contracts or subcontracts for any U.S. Agency or similar Canadian or foreign

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government agency. None of the Corporation or the CMC Subsidiaries, in the 5 years prior to the Closing Date, have had a contract or subcontract terminated for default by the Corporation or CMC Subsidiary and none of them have been determined to be non-responsible by any agency of the United States government, Canadian government or any foreign government.

4.1.29    Private Issuer. The Corporation and each of the CMC Subsidiaries are “private issuers” under applicable Canadian securities Laws.

4.1.30    Privacy. The Corporation and each of CMC Subsidiaries has collected, used and disclosed Personal Information in compliance in all material respects with all privacy policies, codes and guidelines established by it and all other privacy statements made available by it to its customers, employees or other individuals or to the public from time to time.

4.1.31    Competition. The Corporation and its affiliates (as defined in the Competition Act) do not have assets in Canada that exceed $210,000,000, or gross revenues from sales in, from or into Canada, that exceed $205,000,000, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

4.2	Representations and Warranties of the Vendors

Each of the Vendors severally represents and warrants as to itself only to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

4.2.1    Capitalization. Such Vendor is or will at the Closing be the holder of record and beneficially owns the aggregate number of Shares set opposite such Vendor’s name as set out in the CMC Disclosure Schedule and has good and valid title to such Shares, and such Shares shall be as of the Closing free and clear of all Charges. Except as described in the CMC Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating such Vendor to sell any of the Purchased Shares owned by such Vendor.

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4.2.2    Authority.

4.2.2.1    Such Vendor has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery and the consummation by such Vendor of the transactions contemplated by this Agreement have been duly authorized by such Vendor.

4.2.2.2    This Agreement constitutes a legal, valid and binding obligation of such Vendor, enforceable against such Vendor in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

4.2.3    Residency of Vendors.

4.2.3.1    Each of Onex, Jean-Pierre Mortreux, Jean-Denis Roy, Gregory A. Yeldon, Mark MacTavish, The Bank of Nova Scotia, Caisse de dépôt et placement du Québec and each of the Employee Shareholders listed on Schedule 4.2.3 (as such schedule may be updated from time to time prior to the Closing) represents, in each case on behalf of themselves, that it is not a non-resident of Canada under the ITA. Each of ONCAP and MG Stratum Fund II, Limited Partnership represents that it is a “Canadian partnership” under the ITA.

4.2.3.2    ONCAP Cayman represents that its partners that are non-residents of Canada under the ITA holds not more than 75.15% of ONCAP Cayman.

4.3	Matters Relating to the Representations and Warranties by the Corporation and the Vendors

4.3.1    Schedules. The purpose of the CMC Disclosure Schedule and the Schedules to this Agreement is to disclose matters which may be relevant to the representations and warranties of the Corporation set forth in Article 4.1.

4.3.2    Standard of Disclosure. References to specific dollar amounts in section 4.1 are for convenience of disclosure only and do not establish or imply a standard of materiality,

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a standard for what is or is not in the ordinary course of business, or any other standard for disclosure set forth in this Agreement. No implication shall be drawn that any condition, set of facts or other disclosure set forth in the Schedules (including for greater certainty and without limitation the CMC Disclosure Schedules) is necessarily material, would constitute a Material Adverse Effect or is otherwise required to be disclosed or that the inclusion of such disclosure establishes or implies that such matter is a Material Adverse Effect or establishes or implies a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard for disclosure set forth in this Agreement. Disclosure of any condition, set of facts or other disclosure set forth in any Schedule (including for greater certainty and without limitation the CMC Disclosure Schedules) shall not affect the disclosure obligations hereunder. Disclosure in one paragraph of any Schedule (including for greater certainty and without limitation the CMC Disclosure Schedules) constitutes disclosure for other sections of this Agreement provided that the application to such other section is apparent from the substance of the disclosure.

4.3.3    Limitation on Warranties. Except as expressly set forth in section 4.1, the Corporation makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or fitness for a particular purpose or value of any of the assets of the Corporation or any CMC Subsidiaries or the future profitability or future earnings performance of the Business or the Corporation or any Subsidiaries. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

4.3.4    Disclaimer of Projections.

4.3.4.1    The Purchaser hereby acknowledges and agrees that (i) the Corporation does not make any representations or warranties to the Purchaser except as specifically made in section 4.1 of the Agreement and (ii) the Vendors do not make any representations or warranties except as specifically made in section 4.2. In particular, the Corporation and the Vendors do not make any representations or warranties to the Purchaser with respect to any financial projections or forecasts relating to the Business or the operations of the Business after the Closing.

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4.3.4.2    For greater certainty, and without limitation, the Purchaser hereby agrees that the Corporation, the Vendors, each of their employees, directors, officers, the Vendors’ Shareholders, affiliates and general and limited partners, will not be subject to any liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to or use by the Purchaser or its Representatives of any information relating to the Vendors, Corporation and its Subsidiaries, including the Confidential Information Memorandum and any information, documents or material made available to Purchaser, its representatives, whether orally or in writing, in the data room, management presentations, management discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

4.3.4.3    With respect to any such projections, or forecasts, the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, (iv) planned efficiencies or business opportunities may not materialize for a number of reasons, and (v) the Purchaser shall have no claim against the Vendors or any of their directors, officers, employees, agents, shareholders, partners or affiliates with respect thereto.

4.4	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favour of the Vendors as follows and acknowledges that the Vendors are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

4.4.1    Organization. The Purchaser is duly incorporated and existing under the laws of Delaware. The Purchaser has full power and authority to own its properties and conduct its businesses as currently owned and conducted.

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4.4.2    Authority and No Violation.

4.4.2.1    The Purchaser has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by its board of directors and, if necessary, its shareholders and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby.

4.4.2.2    This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

4.4.2.3    The approval of this Agreement, the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder, and the completion of the transactions contemplated hereby, will not:

4.4.2.3.1    conflict with, violate, result in a breach of, constitute a default under, require any consent or approval to be obtained under any provision of the Purchaser’s certificate of incorporation, articles, by-laws or other charter documents;

4.4.2.3.2    conflict with, violate, result in a material breach of, constitute a material default under, require any material consent or approval to be obtained under, result in the imposition of any Charge (other than Permitted Charges) upon any of the Purchaser’s material assets or give rise to any right of termination, or any material payment obligation, loss of a material benefit or material increase in any liability or fees of Purchaser, under any provision of:

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(i)	other than the sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time period under a statute, rule or regulation that states that a transaction may be implemented if a prescribed time period lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, relating to the Purchaser listed in the Schedule 4.4.2.3 (“Purchaser’s Regulatory Approvals”), any Laws; except to the extent that the violation of, default under or breach of, or failure to obtain any consent under any Laws, would not, individually or in the aggregate adversely affect the Purchaser in a material manner; or

(ii)	any material contract, license, or permit to which the Purchaser is party or by which it is bound or affected.

4.4.3    Litigation. Except as set forth in the Schedule 4.4.3, there is no claim, action, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against or relating to this Agreement or to the Purchaser or affecting any of the Purchaser’s properties, licenses or assets before any court or Governmental Entity nor, to the knowledge of the Purchaser, is there any basis for any such claim, action, proceeding or investigation that (i) involves an amount in controversy in excess of $250,000, (ii) if adversely determined, would prevent or materially delay consummation of the transactions contemplated by this Agreement, and (iii) if adversely determined, would prevent the Purchaser from fulfilling any of their obligations set out in this Agreement.

4.4.4    Financing. The Purchaser either has, or prior to the Time of Closing will have, sufficient immediately available funds to pay, in cash, the Share Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby. Upon the consummation of such transactions, (a)

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neither the Purchaser, the Corporation nor the Subsidiaries will be insolvent, (b) neither the Purchaser, the Corporation nor, the Subsidiaries will be left with unreasonably small capital, (c) neither the Purchaser, the Corporation nor, the Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of neither the Purchaser, the Corporation nor, the Subsidiaries will be impaired.

4.4.5    Purchase for Investment. The Purchased Shares will be acquired by the Purchaser for its own account for the purpose of investment and not for the purpose of a distribution. The Purchaser will refrain from transferring or otherwise disposing of any of the Purchased Shares acquired by it, or any interest therein, in such manner as to violate any rules or regulations of any applicable Canadian provincial or U.S. federal or state securities law regulating the disposition thereof.

4.4.6    No Finder’s Fees. Purchaser represents and warrants to the Vendors that it has not taken, and agrees that it will not take, any action that would cause Vendors to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.

4.4.7    Competition. The Purchaser and its affiliates (as defined in the Competition Act) do not have assets in Canada that exceed $10,000,000, or gross revenues from sales in, from or into Canada, that exceed $40,000,000, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

4.5	Survival of Covenants, Representations and Warranties

4.5.1    The representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and such date which is eighteen months after the Closing Date and the covenants and agreements contained in this Agreement which are required to be performed prior to the Closing (the “Pre-Closing Covenants”) shall terminate on Closing, provided that:

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4.5.1.1    the representations and warranties set out in section 4.1.11 {TAX MATTERS} will survive the Closing for a period ending sixty days after the expiration of the applicable statute of limitations for the claim asserted under such section;

4.5.1.2    the representations and warranties set out in sections 4.1.1.1 {ORGANIZATION}, 4.1.1.2 {ISSUANCE}, 4.1.2 {CAPITALIZATION}, 4.2.1 {CAPITALIZATION}, 4.2.2 {AUTHORITY}, 4.4.1 {ORGANIZATION}, 4.4.2.1 {AUTHORITY} and 4.4.2.2 {AUTHORITY} (collectively, the “Ownership of Share Representations”) and 4.4.6 {NO FINDER’S FEE} shall terminate at the expiration of 5 years following the Closing;

4.5.1.3    the representations and warranties set out in section 4.1.10 {ENVIRONMENTAL} shall terminate at the expiration of 4 years following Closing;

4.5.1.4    the representations and warranties set out in section 4.1.6.2 {MATERIAL CONTRACTS} shall terminate on December 31, 2007;

4.5.1.5    the covenants and agreements set out in sections: (i) 6.1 {VENDORS' REPRESENTATIVE TO REPRESENT VENDORS}, 6.1.2 {INSURANCE AND INDEMNIFICATION}, 10.2 {PUBLIC NOTICE} and Article 10 {GENERAL MATTERS} shall survive indefinitely, (ii) 6.10 {ACCESS OF THE VENDORS TO RECORDS} shall terminate at the expiration of 7 years from the Closing Date, and (iii) 6.12 {INSURANCE AND INDEMNIFICATION}, 6.15 {TAX MATTERS} and Article 3 {SHARE PURCHASE PRICE AND RELATED MATTERS} shall terminate at such time the respective obligations under the applicable section or articles have been completed.

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ARTICLE 5

CONDITIONS

5.1	Conditions for the Benefit of the Purchaser to be satisfied by the Closing Date

The obligation of the Purchaser to complete the purchase of the Purchased Shares pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing on the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchaser):

5.1.1    Accuracy of Representations of the Vendors and Compliance with Covenants. The representations and warranties of the Corporation in section 4.1 and each of the Vendors in section 4.2 which are qualified by “Material Adverse Effect”, “material”, “in all material respect” and words or phrases of similar import, shall be true and correct, and all other representations and warranties shall be true and correct in all material respects, in all cases as at the Time of Closing with the same effect as if made at and as of the Time of Closing (except (i) as such representations and warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all material respects, as applicable, as of such date; or (ii) as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement); the covenants contained in this Agreement to be performed by the Corporation or the Vendors at or prior to the Time of Closing shall have been performed in all material respects; and the Corporation or the Vendors shall not be in material breach of any agreement on their part contained in this Agreement.

5.1.2    No Action to Restrain. No action or proceeding shall be pending or threatened by any Governmental Entity to restrain or prohibit:

5.1.2.1    the purchase and sale of the Purchased Shares;

5.1.2.2    the Corporation or any Material Subsidiary from carrying on the Business.

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5.1.3    HSR & German Approvals. All requisite HSR Act and German competition filing waiting periods related to the purchase by the Purchaser of the Purchased Shares shall have expired.

5.1.4    Options. All Options have been either (a) terminated, and, where terminated, the Corporation has been released from any obligations in respect of such Options or (b) exercised.

5.1.5    Material Adverse Effect. After the date of this Agreement until the Closing Date there shall not have been any Material Adverse Effect.

5.1.6    Escrow Agreement. The Vendors’ Representative, on behalf of the Vendors, shall have executed the Escrow Agreement.

5.1.7    Third Party Consents. The consent of the third party relating to item 3 set forth on Schedule 6.9 shall have been duly obtained on terms reasonably satisfactory to Purchaser.

5.1.8    Legal Opinion. Purchaser shall have received a legal opinion dated as of Closing in the form attached hereto as Schedule 5.1.8.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendors’ Representative, on behalf of the Vendors, in which event the Purchaser is released from all obligations under this Agreement other than the Continuing Obligations, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Corporation or the Vendors, as the case may be, had the Corporation or the Vendors, as the case may be, used commercially reasonable effort, the Corporation and the Vendors are also released from all obligations under this Agreement other than the Continuing Obligations; provided that, in respect of the conditions specified in section 5.1.1, unless the breach results in a Material Adverse Effect on the Corporation, or its ability to consummate the transaction contemplated hereby on a consolidated basis, the Purchaser (provided all the other conditions to Closing have been satisfied or waived) will be required to complete the purchase of the Purchased Shares under this Agreement

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notwithstanding the breach. The Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition, in whole or in part; however, if Closing occurs, the Purchaser shall be deemed to have waived all conditions not otherwise satisfied.

5.2	Conditions for the Benefit of the Vendors to be Satisfied by the Closing Date

The obligation of the Vendors to complete the sale of the Purchased Shares hereunder is subject to the satisfaction of, or compliance with, at or before the Time of Closing on the Closing Date, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Vendors):

5.2.1    Accuracy of Representations of Purchaser and Compliance with Covenants. The representations and warranties of the Purchaser made in or pursuant to this Agreement which are qualified by “Material Adverse Effect”, “material”, “in all material respect” and words or phrases of similar import, shall be true and correct, and all other representations and warranties shall be true and correct in all material respects, in all cases as at the Time of Closing with the same effect as if made at and as of the Time of Closing (except (i) as such representations and warranties refer to a specific date, in which case such representations or warranties shall be true and correct in all material respects, as applicable, as of such date; or (ii) as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement); the covenants contained in this Agreement to be performed by the Purchaser at or prior to the Time of Closing shall have been performed in all material respects; and the Purchaser shall not be in material breach of any agreement on its part contained in this Agreement.

5.2.2    No Action to Restrain. No action or proceeding shall be pending or threatened by any Governmental Entity to restrain or prohibit:

5.2.2.1    the purchase and sale of the Purchased Shares;

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5.2.2.2    the Corporation and its Material Subsidiaries from carrying on the Business as it is being carried on at the date hereof.

5.2.3    HSR Act and German Approval. All requisite HSR Act and German competition filing waiting periods related to the purchase by the Purchaser of the Purchased Shares shall have expired.

5.2.4    Releases. Each of the directors, officers and shareholders of the Corporation shall have received a release by the Corporation and any relevant Subsidiaries for all claims the Corporation or such Subsidiaries may have against such individual in form and substance satisfactory to Vendors’ Counsel.

5.2.5    Obligations to TPC. ONCAP’s obligations to Technology Partnerships Canada are released and discharged.

5.2.6    Options. All Options have been either (a) terminated in full, and, where terminated, the Corporation has been released from any obligations in respect of such Options or (b) exercised in full.

5.2.7    Letters of Credit. Each of the letters of credit listed on Schedule 5.2.7 shall have been cancelled and replaced by the Purchaser to the satisfaction of the applicable beneficiary of the applicable letter of credit.

5.2.8    Escrow Agreement. The Purchaser shall have entered into the Escrow Agreement.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendors’ Representative, on behalf of the Vendors, may terminate this Agreement by notice in writing to the Purchaser, in which event the Corporation and the Vendors are released from all obligations under this Agreement other than the Continuing Obligations; and unless the Vendors’ Representative can show that the condition relied upon could reasonably have been performed by the Purchaser had the Purchaser used commercially reasonable efforts, the Purchaser is also released from all obligations under this Agreement other than the Continuing Obligations;

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provided that, in respect of the conditions specified in section 5.2.1, unless the breach results in a Material Adverse Effect on the Purchaser or its ability to consummate the transaction contemplated hereby, the Vendors (provided all the other conditions to Closing have been satisfied or waived) will be required to complete the sale of the Purchased Shares under this Agreement notwithstanding the breach. The Vendors’ Representative, on behalf of the Vendors, may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfillment of any other condition, in whole or in part; however, if the Closing occurs, the Vendors shall be deemed to have waived all conditions not otherwise satisfied.

5.3	Obligations not to Terminate

NOTWITHSTANDING ANY TERMINATION BY THE PURCHASER OR THE VENDORS UNDER SECTIONS 5.1 OR 5.2, THE OBLIGATIONS IN SECTIONS 4.4.6{NO FINDER’S FEES}, 10.1{CONFIDENTIALITY} AND 10.2{PUBLIC NOTICES} (COLLECTIVELY, THE “CONTINUING OBLIGATIONS”) SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE 6

ADDITIONAL AGREEMENTS OF THE PARTIES

6.1	Vendors’ Representative to Represent Vendors

6.1.1    The Vendors’ Representative, on the terms hereafter set out, shall act for all Vendors with respect to the determination of the Closing Date Statement, with respect to the waiver of any condition under, and the decision to terminate this Agreement pursuant to, section 5.2, with respect to claims for indemnification made under section 7.1.1 by the Purchaser, with respect to claims by the Vendors against the Purchaser under this Agreement or the agreements referred to herein, and with respect to any other decision, consent or waiver to be made by the Vendors hereunder, other than any matter relating to a claim for indemnification under section 4.2. For greater certainty, the assumption by the Vendors’ Representative of the responsibilities set out in this section 6.1 does not make the Vendors’ Representative liable for more than its Pro Rata Share of any claim by the Purchaser. In each case in this Agreement, the Purchaser shall be entitled to direct all

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communications through, and rely on decisions made by, the Vendors’ Representative. With respect to all such matters, the Vendors’ Representative may (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Vendors and making any and all determinations which may be required or permitted to be taken by the Vendors under this Agreement, including in connection with section 7.1.1 of this Agreement, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Vendors’ Representative under this Agreement, (iii) dispute or refrain from disputing any claim made by the Purchaser under this Agreement, (iv) negotiate and compromise any dispute that may arise under and exercise or refrain from exercising any remedies available under this Agreement (other than claims pursuant to section 7.1.2), (v) execute any settlement agreement, release or other document with respect to such dispute or remedy, and (vi) exercise such rights, power and authority as are incidental to the foregoing.

6.1.2    Each of the Vendors acts through the Vendors’ Representative with respect to the matters for which Vendors are to act as aforesaid and none of the Vendors have the right to act independently with respect to any such matter or to institute any suit, action or proceeding, now existing or hereafter arising, against the Purchaser with respect to this Agreement, any such right being irrevocably and exclusively with the Vendors’ Representative. Notwithstanding any disagreement or dispute among the Vendors or between any of the Vendors and the Vendors’ Representative, the Purchaser shall be entitled to rely on any and all action taken by the Vendors’ Representative under this Agreement, without any liability to, or obligation to inquire of, any of the Vendors.

6.1.3    The power, rights, and authority of the Vendors’ Representative, as described in this Agreement, and the indemnification entitlement of the Vendors’ Representatives by the Vendors, shall be effective until all rights and obligations of the Vendors under this Agreement, have terminated, expired or been fully performed. Each of the Vendors shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the Vendors’ Representative may reasonably require from time to time for the purpose of giving effect to this section 6.1 and shall use

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

best efforts and take all such steps as may be within its power to implement the provisions of this section 6.1.

6.1.4    Each of the other Vendors shall severally indemnify and hold the Vendors’ Representative and its’ partners, officers, directors, employees and agents (collectively, the “Vendors’ Representative Indemnified Parties”) harmless from and against such Vendor’s Pro Rata Share of any Damages (except as a result from the Vendors’ Representative’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Vendors’ Representative Indemnified Parties may suffer or incur as a result of a claim by a third party in connection with any action taken by the Vendors’ Representative, in its capacity as Vendors’ Representative. Each of the Vendors shall bear its Pro Rata Share of such Damages (provided that such amount shall not exceed such Vendor’s Pro Rata Share of the Share Purchase Price). The Vendors’ Representative Indemnified Parties shall not be liable to the other Vendors for any error of judgment, or any act done or step taken or omitted in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its gross negligence, willful misconduct or fraud as determined by a court of competent jurisdiction.

6.1.5    The Vendors’ Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement, or its duties hereunder, and the Vendors’ Representative Indemnified Parties shall incur no liability to the other Vendors with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel or advice of such expert.

6.1.6    The other Vendors shall severally reimburse or otherwise hold the Vendors’ Representative harmless from and against their Pro Rata Share of any and all costs and expenses incurred by the Vendors’ Representative in connection with this Agreement and the transactions contemplated hereby, including attorneys’ fees or fees of other experts, and, in addition to any and all other remedies available, the Vendors’ Representative shall have the right to direct any amounts due to the other Vendors under this Agreement be paid to the Vendors’ Representative Indemnified Parties to satisfy such costs and expenses.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.1.7    By execution and delivery of this Agreement by such Vendor or his or her representative, agent or attorney, each of the Vendors hereby irrevocably constitutes and appoints the Vendors’ Representative as the true and lawful agent and attorney-in-fact of such Vendor, which appointment is coupled with an interest, with full authority and power of substitution, except to the extent expressly provided to the contrary herein, to act in the name, place and stead of such Vendors with respect to all powers and rights in or relating to this Agreement or relating to the subject matter of this Agreement (including without limitation to (i) amend or terminate this Agreement in accordance with this Agreement, (ii) receive or deliver any and all notices to be delivered to or by any of the Vendors hereunder, (iii) receive, hold and deliver to the Purchaser share certificates and any other documents (including stock powers or other instruments or transfer relating thereto), and (iv) negotiate, execute, acknowledge, deliver, record and file all ancillary agreements (and without limitation any agreement entered into in connection with tax matters, any Claim or the Escrow Agreement and/or the Exchange Fund Agreement relating to the release of amounts pursuant to the Escrow Agreement for the benefit of the Vendors), certificates and documents which the Vendors’ Representative deems necessary or appropriate in its sole discretion in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement). Purchaser and each of the Vendors hereby acknowledges that the Vendors’ Representative, with respect to the matters set out in this section 6.1, will not be acting in such Person’s individual capacity pursuant to the terms of this Agreement, but solely in its capacity as the Vendors’ Representative (and accordingly, as a representative of the Vendors). Purchaser hereby agrees that the Vendors’ Representative will not be liable to that party for any action taken or omitted in good faith in its capacity as the Vendors’ Representative.

6.1.8    For greater certainty and without limitation this section 6.1 shall survive the Closing.

6.2	Access to Information

Until the Time of Closing, subject to compliance with all applicable antitrust or competition laws, the Corporation shall give to the Purchaser and its accountants, legal advisers

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

and representatives reasonable access, subject to competition concerns, during business hours to the books, records and facilities relating to the Business, as the case may be, and to the Corporation’s personnel and shall furnish them with all such information relating to the Business and the Purchased Shares as the Purchaser may reasonably request, provided that in no event shall this section 6.2 require the Corporation to share any Intellectual Property Rights with the Purchaser or any other person.

6.3	Conduct of Business Until Time of Closing

Except as expressly provided in this Agreement or except with the prior written consent of the Purchaser, prior to the Time of Closing the Corporation shall:

6.3.1    use commercially reasonable efforts to operate the Business only in the ordinary course, consistent with past practice and, to the extent consistent with such operation, use reasonable efforts to preserve its business organization, including maintaining its good standing in relevant jurisdictions, retaining the services of its officers and employees, and continuing its business relationships with customers, suppliers and others having business dealings with it;

6.3.2    use commercially reasonable efforts to maintain the physical assets of the Corporation and the Subsidiaries, whether owned or leased, in condition and repair at least as good as their current condition and repair, with reasonable wear and tear excepted, and subject to section 6.7, use commercially reasonable efforts to maintain insurance thereon until, but not after, the Time of Closing comparable in amount, scope and coverage to that in effect on the date of this Agreement;

6.3.3    maintain the books, records and accounts relating to the Corporation and the Subsidiaries in the ordinary course on a basis consistent with past practice;

6.3.4    maintain ordinary course policies, procedures and practices with respect to the maintenance of working capital balances, collection of accounts receivable, making of capital expenditures, maintenance of inventory levels, maintenance of claim and other liability reserves and accruals, timely payment of accounts payable and cash management;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

promptly give Purchaser notice of any breach of any representation or warranty not previously disclosed under section 4.1 or any breach or non-compliance with any covenant hereunder;

6.3.5    refrain from doing, or use commercially reasonable efforts to do, all acts and things in order to ensure that the representations and warranties in section 4.1 remain true and correct in all material respects at the Time of Closing as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in section 5.1 which are within its control;

6.3.6    promptly advise the Purchaser in writing if the Corporation, any CMC Subsidiary or any Vendor receives notice of the commencement or written threat of any material claim, litigation, proceeding or material warranty claim against or directly affecting the Corporation or any CMC Subsidiary or the Business or any rulings, decrees or other material developments in any claim, action or suit described in the CMC Disclosure Schedule or arising after the date hereof; and

6.3.7    Other then in respect of CMC Electronics Inc. Personal Computer (PC) Purchase Program, cause the repayment of all loans and advances of the Corporation or any CMC Subsidiary made to any Vendor or to the directors, officers or employees of Corporation, the CMC Subsidiaries or the Vendors.

6.4	Negative Covenant

6.4.1    Except as expressly provided in this Agreement or except with the prior written consent of the Purchaser, from the date hereof until Time of Closing, the Corporation shall ensure that it and the CMC Subsidiaries do not:

6.4.1.1    amend its articles, by-laws, constating documents or other organizational documents;

6.4.1.2    amalgamate, merge or consolidate with, or acquire all or substantially all the shares or assets of, any Person;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.4.1.3    transfer, lease, license, sell or otherwise dispose of any of its assets, other than inventory in the ordinary course of the Business, consistent with past practice; or

6.4.1.4    issue, redeem, repurchase or acquire Shares or any other securities, (other than as a result of the death or termination or resignation of employment of an Employee Shareholder) or declare, set aside or pay of any dividend or other distribution (whether in cash, stock or property), other than inter-company dividends, with respect to Shares;

6.4.1.5    make any increase in or modification of the compensation payable or to become payable by the Corporation and any of the CMC Subsidiaries to any of its directors or officers, outside the ordinary course of business, consistent with past practices, or enter into or modify any agreement to grant to any such director or officer any in severance or termination pay;

6.4.1.6    acquire or make any investment in any corporation, partnership, other business organization or division thereof;

6.4.1.7    adopt any new plan or make any material increase in or modification of any existing CMC Employee Plans or any bonus, pension, insurance or benefit arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights and excluding bonuses which are paid in the ordinary and regular course of business consistent with past practice) made to, for or with any of the directors, officers or employees of the Corporation or any of the CMC Subsidiaries;

6.4.1.8    make any acquisition or sale of property or assets aggregating $4,000,000, other than in the ordinary and regular course of business consistent with past practice or other than capital expenditures;

6.4.1.9    (A) other than in the ordinary and regular course of business consistent with past practice, incur, assume or guarantee any debt for borrowed money,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

(B) issue or sell any securities convertible into or exchangeable for debt securities of the Corporation or any of the CMC Subsidiaries or (C) issue or sell options or other rights to acquire from the Corporation or any of the CMC Subsidiaries debt securities or any securities convertible into or exchangeable for any such debt securities;

6.4.1.10    other than in the ordinary and regular course of business consistent with past practice, create or assume any Charge on any asset other than Permitted Charges;

6.4.1.11    resolve to approve a split, combination or reclassification of any of the outstanding shares of the Corporation or any of the CMC Subsidiaries;

6.4.1.12    enter into any transaction (other than transactions on arm’s length terms consistent with past practice exclusively between any of the Corporation and/or the CMC Subsidiaries) with any affiliate, or other than in the ordinary course of business, make any material gifts of or sell, lease, transfer or exchange any asset for less than the fair market value thereof;

6.4.1.13    make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or admission would have the effect of increasing in a material manner any present or future Tax liability or decreasing in a material manner any present or future Tax asset of the Corporation, the Purchaser or any of their respective affiliates;

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.4.1.14    amend, modify, extend, renew or terminate any lease for the benefit of the Corporation or any CMC Subsidiary or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

6.4.1.15    release or settle any lawsuit in excess of $150,000, except for reasonable consideration and after consultation with the Purchaser;

For greater certainty and without limitation the Corporation may make payments in respect of the cancellation of Options.

6.5	Covenants Prior to Closing

6.5.1    As soon as reasonable following the date hereof, the Corporation and the Purchaser shall (a) at the Purchaser’s expense, file (jointly, where applicable) all applications for all Corporation’s Regulatory Approvals and Purchaser’s Regulatory Approvals (and use commercially reasonable efforts to prosecute diligently any related proceedings) in connection with the purchase and sale of the Purchased Shares, and in order to consummate the transactions contemplated by this Agreement, and (b) cooperate with the other as may reasonably be requested in connection with the foregoing; provided that, except as set out above, in no event will the Purchaser, the Corporation, its Subsidiaries or the Vendors be obligated to make any payment to third parties in connection with its compliance of this provision.

6.5.2    Without limiting the generality of section 6.5.1, within 5 Business Days after the date of this Agreement, the Corporation and the Purchaser (or their respective ultimate parent entities) shall each file a Notification and Report Form For Certain Mergers and Acquisitions with respect to the Agreement with the DOJ and the FTC pursuant to the HSR Act. The Corporation and the Purchaser shall furnish to each other such necessary information as the other may request in connection with the preparation of any report required to be filed and shall deliver to each other draft copies of all such reports to be filed by it (or its ultimate parent entity), or where appropriate, provide such copies to outside counsel for the other party, prior to the filing thereof. The Corporation and the Purchaser shall each give notice to the other upon receiving any material communication from the FTC or the DOJ regarding the filing, shall each provide responses to requests from the

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

FTC or the DOJ to the extent practicable and shall promptly provide the other with a copy of any such communication, or where appropriate, provide such copy to outside counsel for the other party.

6.6	Purchaser’s Covenant

Except as expressly provided in this Agreement or except with the prior written consent of the Vendors’ Representative, on behalf of the Vendors, prior to the Time of Closing, the Purchaser shall do or refrain from doing or use commercially reasonable efforts to do all acts and things in order to ensure that the representations and warranties in section 4.4 remain in all material respects true and correct at the Time of Closing as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in section 5.2 which are within its control.

6.7	Insurance

The Corporation shall maintain in full force all policies and contracts of insurance which are now in effect (or renewals thereof) and under which the Corporation, the CMC Subsidiaries or any of the assets of the Corporation or the Subsidiaries are insured. Vendors’ Representative, the Corporation and the CMC Subsidiaries will if requested in writing within 10 days following the date hereof use reasonable efforts to provide continued coverage under all such policies until such time as the Purchaser is able to transition the Corporation and the CMC Subsidiaries to Purchaser insurance policies or find other replacement policies. Any prepaid insurance premiums with respect to policies continuing after closing will be reflected on the Closing Balance Sheet as a prepaid expense for the credit of the Vendors.

6.8	Corporate Action

At or prior to the Time of Closing, the Corporation shall cause all necessary corporate action to be taken for the purpose of approving the transfer of the Purchased Shares to the Purchaser.

6.9	Obtaining of Consents and Approvals

The Corporation shall use reasonable efforts to deliver, at or prior to the Time of Closing,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

the consents and approvals referred to in Schedule 6.9. If, notwithstanding such efforts, the Corporation is unable to obtain any of such consents and approvals, the Corporation shall not be liable to the Purchaser for any breach of covenant. For the purposes hereof, the Corporation shall not be required to pay any monies or give any other consideration in order to obtain any consent or approval, other than payments in respect of reasonable legal fees incurred by third parties in connection with a request for a consent or approval and the expenses of the Corporation (including the fees and disbursements of the Corporation’s Counsel) in obtaining such consents and approvals. If upon completion of the transactions contemplated hereby any of the consents or approvals referred to in Schedule 6.9 have not been obtained, the Vendors’ Representative shall continue after the Closing to use reasonable efforts for a period of up to 30 days as requested by the Purchaser from time to time in order to attempt to obtain any such consent or approval.

The Purchaser shall, at the request of the Vendors’ Representative, promptly furnish the Vendors’ Representative with copies of such documents and information with respect to the Purchaser, including financial information, as the Vendors’ Representative may reasonably request in connection with the obtaining of any consents contemplated by this Agreement.

6.10	Access of the Vendors to Records

The Vendors’ Representative shall, for a period of 7 years from the applicable Closing Date, have access to, and the right to copy, at its expense, for bona fide business purposes and during usual business hours, upon reasonable prior notice to the Purchaser, all relevant books and records relating to any Tax filing, Tax audit or litigation associated with the period up to the Closing Date. The Purchaser shall retain and preserve all books and records relating to any pre-Closing Tax filing, Tax audit or litigation for such 7 year period.

6.11	Cooperation

6.11.1    The parties shall cooperate fully and in good faith with each other and their respective legal advisers, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.11.2    Without limiting the generality of section 6.11.1, the Purchaser shall use its commercially reasonable efforts to cooperate in good faith with the Vendors and the Corporation in connection with any pre-closing reorganization by the Vendors and the Corporation, including with respect to its shareholdings in the Corporation, provided that such reorganization will not adversely affect the Corporation, the Business or the Purchaser.

6.12	Insurance and Indemnification

The Purchaser agrees that for the period from the Closing Date until six years after the Closing Date, Purchaser will cause the Corporation or any successor to the Corporation to maintain the Corporation’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of the Corporation or any of the Subsidiaries than those contained in the policy in effect on the date hereof, for all present and former directors of the Corporation, any of the Subsidiaries or any predecessor covering claims made prior to or within six years after the Closing Date, and the Purchaser shall provide the Vendors’ Representative, acting reasonably, with evidence as to the satisfaction by the Purchaser of these covenants. Purchaser also agrees after the expiration of such six year period to use commercially reasonable efforts to cause such directors and officers to be covered by the Corporation’s then existing directors’ and officers’ insurance policy, if any. Purchaser agrees that all rights to indemnification or exculpation now existing in favour of present or former directors or officers of the Corporation or any of the Subsidiaries as provided in its articles of incorporation or by-laws, as amended, or indemnification agreements, in effect on the date hereof shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Time.

6.13	Letters of Credit

The Purchaser shall, on or prior to the Time of Closing, have replaced the letters of credit listed on Schedule 5.2.7.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.14	Charges

The Corporation shall obtain releases of all Charges relating to Indebtedness, other than Permitted Charges.

6.15	Tax Matters

6.15.1    Purchaser shall prepare or cause to be prepared, on a basis consistent with prior returns (to the extent permitted by applicable Laws), and timely file or caused to be timely filed all Tax Returns of the Corporation and each CMC Subsidiary for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date. Thirty days prior to filing such Tax Returns, the Purchaser shall inform the Vendors’ Representative in writing (the “Tax Notice”) of such filing and shall provide the Vendors’ Representative with a copy of the Tax Return and any relevant working papers.

6.15.1.1    If the Vendors’ Representative notifies the Purchaser that the Vendors’ Representative agrees with the filing of such Tax Return or fails to deliver notice to the Purchaser of its disagreement therewith within 20 days of receipt of the Tax Notice, the Vendors’ Representative and the Purchaser shall issue a joint direction to the Escrow Agent within thirty (30) days after the date on which such Taxes are paid to release from the Escrow Amount the amount of any Taxes of the Corporation and each CMC Subsidiary reflected on such Tax Returns to the extent such Taxes are in excess of the reserve for Taxes in the Closing Date Balance Sheet.

6.15.1.2    If the Vendors’ Representative, acting in good faith, believes that such Tax Returns are inaccurate, the Vendors’ Representative shall notify in writing the Purchaser of its disagreement, within 20 days after receipt thereof, together with reasonable particulars of the basis of such disputes. The Vendors’ Representative and the Purchaser shall attempt, in good faith, to resolve their differences with respect thereto within fifteen (15) days after the Vendors’ Representatives’ notice of disagreement. To the extent that the Vendors' Representative and the Purchaser are unable to agree, the dispute may be referred

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

by either party for determination by arbitration in a similar manner as contemplated by section 3.5.4. Once the dispute is settled amongst the Vendors' Representative and the Purchaser or determined by the Arbitrator, the Purchaser and the Vendors’ Representative shall, if applicable, issue a joint-direction, consistent with the settlement or determination, as the case may be, to release from the Escrow Amount, the amount so determined.

Notwithstanding the foregoing, the Purchaser may cause such Tax Returns to be filed; however, such filing would be without prejudice to Vendors’ right to dispute the Taxes payable.

6.15.2 Purchaser shall prepare or cause to be prepared, on a basis consistent with prior returns to the extent consistent with applicable Law, and file or cause to be filed all Tax Returns of the Corporation and each CMC Subsidiary for tax periods that begin before the Time of Closing on the Closing Date and end after the Time of Closing on the Closing Date. Purchaser shall permit the Vendors' Representative to review and comment upon such Tax Returns prior to filing. The procedures set out in section 6.15.1 with respect to the review and dispute, if any, of such Tax Returns and amount of Tax which relates to the portion of such taxable period ending on the Closing Date, shall apply mutatis mutandis.

6.15.3    Any Tax sharing or similar agreements with respect to or involving the Corporation or any CMC Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither the Corporation nor any CMC Subsidiary shall be bound thereby or have any liability thereunder.

6.15.4    Purchaser, the Corporation and each CMC Subsidiary, the Vendors and Vendors’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection of the filing of Tax Returns pursuant to this section 6.15 and any audit, litigation or other proceeding with respect to Taxes of the Corporation or any CMC Subsidiary. Purchaser and the Vendors’ Representative further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

6.15.5    For purposes of this Agreement, Taxes shall be computed based on the closing of the books method as at the Time of Closing on the Closing Date provided, however, in the case of any Tax imposed on the ownership or holding of real or personal property, such Taxes shall be prorated based on the percentage of the actual period to which such Taxes relate that precedes the Closing Date. The Purchaser shall cause the Corporation and CMC Electronics to make the election provided in subsection 256(9) of the ITA and any corresponding provincial taxing legislation.

6.16	Non-Solicit of Employees

The ONCAP Parties shall not for a period commencing on the date hereof and ending on the second anniversary of the Closing Date, without the prior written approval of the Purchaser:

(a)	solicit for employment, either directly or through agents, any Key Employee; or

(b)	direct any of their operating companies to solicit for employment, either directly or through agents, any Key Employee;

provided that (A) the ONCAP Parties shall not be precluded from soliciting or hiring any employee of the Corporation or the CMC Subsidiaries who: (i) responds to any public announcement or general solicitation (including a non-directed solicitation by an employment consultant) or (ii) has ceased to be employed by the Corporation or the CMC Subsidiaries, as the case may be, prior to the commencement of discussions between such employee and the ONCAP Parties; and (B) the foregoing non-solicitation provision shall not apply to any of the operating companies of any of the ONCAP Parties, unless such operating company was directed by any of the ONCAP Parties to solicit a Key Employee.

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ARTICLE 7

INDEMNIFICATION

7.1	Indemnification by the Vendors

7.1.1    Each Vendor shall severally indemnify and save the Purchaser harmless from and against that Vendor’s Pro Rata Share, if any, of any Damages suffered by the Purchaser or by the Corporation or any CMC Subsidiary:

(a)	as a result of any breach of representation or warranty of section 4.1 by the Corporation;

(b)	associated with any breach of a covenant or agreement of the Corporation or the Vendors set forth in this Agreement;

(c)	related to the failure to pay in full the amounts owing pursuant to the Retention Bonuses, (the “Retention Bonus Indemnity”);

(d)	any liability for Taxes arising out of or relating to (i) any Tax period of the Corporation or any CMC Subsidiary ending on or prior to the Time of Closing on the Closing Date, or the portion ending on the Time of Closing on the Closing Date of any Tax period of the Corporation or any CMC Subsidiary that includes, but does not end on, the Time of Closing on the Closing Date, or (ii) the transactions contemplated by this Agreement, in each case, to the extent such Taxes exceed any reserve for Taxes set forth in the Closing Date Balance Sheet (the “Tax Indemnity”); or

(e)	any liability exceeding $1,258,000 arising after the Time of Closing relating to the Moore patent claim described in Section 4.1.20 of the CMC Disclosure Schedules (the “Moore Claim Indemnity”).

7.1.2    Each Vendor (and only such Vendor) shall severally indemnify and save the Purchaser harmless from and against any Damages suffered by the Purchaser or by the Corporation or any CMC Subsidiary as a result of any breach of representation or warranty

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

by that Vendor of section 4.2, provided that Damages from any such Claim are paid first out of such Vendor’s Pro Rata share of the Escrow Amount.

7.2	Indemnification by the Purchaser

The Purchaser shall indemnify and save the Vendors harmless from and against any Damages suffered by one or more of the Vendors:

(a)	as a result of any breach of representation or warranty by the Purchaser of sections 4.4.1 or 4.4.2; or

(b)	associated with any breach of a covenant or agreement of the Purchaser set forth in this Agreement.

7.3	Notice of Claim

If the Purchaser or the Vendors wish to make a claim for indemnification (a “Claim”) pursuant to this Article 7 (such party or parties herein called the “Indemnified Party”) against one or more Vendors, on the one hand, or the Purchaser, on the other hand (the party or parties against whom the Claim is made herein called the “Indemnifying Party”), the Indemnified Party shall promptly give notice in writing (the “Claim Notice”) to the Indemnifying Party of the Claim. Such notice shall specify whether the Claim originates with the Indemnified Party (an “Original Claim”) or with a Person (a “Third Party Claimant”) other than the Indemnified Party (a “Third Party Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

7.3.1    the factual basis for the Claim (including, in the case of a Third Party Claim, attaching copies of all relevant pleadings, demands and other papers served on the Indemnified Party); and

7.3.2    the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

In respect of a Claim by the Purchaser or a Third Party Claimant pursuant to section 7.1.1, the Vendors’ Representative shall administer the Claim on behalf of the Vendors named in the Claim,

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

in which circumstances, while liability remains with the Vendors named in the Claim, the Vendors’ Representative will be the party entitled to receive and issue notices and make decisions in respect of any matter related to the Claim on behalf of the Indemnifying Parties. In respect of a Claim by the Purchaser pursuant to section 7.1.2, each Vendor named in a Claim shall administer the Claim itself.

7.4	Procedure for Indemnification

7.4.1    Original Claims. Following receipt of notice of an Original Claim from an Indemnified Party, the Indemnifying Party shall have 30 days to make such investigation of the Original Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make reasonably available to the Indemnifying Party during normal business hours the information relied upon by the Indemnified Party to substantiate the Original Claim and the personnel of the Indemnified Party with knowledge regarding the subject matter of the Original Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the Original Claim, the Indemnifying Party shall issue a joint direction to the Escrow Agent to release from the Escrow Amount to the Indemnified Party the full agreed upon amount of the Original Claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and the Indemnified Party agree that the Indemnified Party shall be entitled to bring an action in a court of law regarding the Original Claim.

7.4.2 Third Party Claims.

7.4.2.1    With respect to any Third Party Claim (other than Tax Claims), the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim. If the Indemnifying Party elects to assume such control within 10 days of receipt of the Claim Notice, the Indemnifying Party shall have the right to employ counsel of its choice, reasonably acceptable to the Indemnified Party, to defend any such Third Party Claim, provided that the Indemnified Party shall in any

[  *  ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

event have the right to participate, at its own expense, in the defense of any Third Party Claim which the Indemnifying Party is defending. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms thereof, shall have the right, upon thirty days prior notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided that such judgment or settlement does not impose any obligation on the Indemnified Party (other than the payment of money that constitutes Damages which will be paid in full by the Indemnifying Party) or restrict the action of the Indemnified Party.

7.4.2.2    If the Indemnifying Party does not elect to assume control as contemplated in section 7.4.2.1 or having elected to assume control as contemplated in section 7.4.2.1 thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. Subject to the provisions of section 7.5.4.1, the Indemnifying Party shall be bound by any and all judgments of a court following a contested proceeding or other settlement that is obtained against the Indemnified Party with respect to such Third Party Claim.

7.4.2.3    Whether or not the Indemnifying Party chooses to defend or prosecute any Claim involving a third party, all the parties accused shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith, at the expense of the Indemnifying Party.

7.4.2.4    With respect to Third Party Claims asserted by Government Entities related to Taxes, Purchaser shall use reasonable efforts to notify Vendors’ Representative following receipt of any notice of audit or other proceeding related to any Tax Return filed by the Corporation or any of the CMC Subsidiaries that cover periods on or before the Closing. Purchaser shall have the right to represent the Corporation or appropriate CMC Subsidiary regarding any audit or other

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proceeding relating to Taxes. Vendors’ Representative shall have the right, at its expense, to participate in, but not control the portion of any such audit or proceeding which relates to Taxes for periods or portions thereof which end on or prior to the Time of Closing on the Closing Date and for which the Vendors may be responsible pursuant to this Agreement. Purchaser shall use reasonable efforts to provide notice to Vendors’ Representative with respect to such audit or proceeding and any negotiations related thereto.

7.5	Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article shall also be subject to the following:

7.5.1    No claim for breach of representation and warranty, covenant or agreement under 7.1.1(a), 7.1.1(b), 7.1.1(d), 7.1.2 or 7.2 shall be valid unless the party against whom such claim is made has been given notice thereof before the date on which the applicable representation and warranty, covenant or agreement shall have terminated pursuant to section 4.5, provided that any indemnification obligation shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnified Party before termination of the applicable survival period.

7.5.2    Notwithstanding anything contained in this Agreement to the contrary, other than in respect of the Vendors’ obligation to indemnify the Purchaser in respect of (i) a breach of the representations and warranties set forth in sections 4.1.11 {Tax Matters} and the Ownership of Share Representations; (ii) pursuant to the Retention Bonus Indemnity, the Moore Claim Indemnity and the Tax Indemnity; and (iii) Claims based on fraud, a Vendor’s obligation to indemnify the Purchaser hereunder shall only apply upon, and to the extent that, the aggregate of the Claims in respect of which the Vendors are required to indemnify exceed $1,000,000 (the “Basket Amount”), for greater certainty the Vendors indemnification obligations under this Agreement shall apply only to Claims which exceed the Basket Amount.

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7.5.3    Notwithstanding anything contained in this Agreement to the contrary, if the indemnification obligation of the Vendors exceeds $1,000,000 the Purchaser shall not be entitled to seek indemnification pursuant to Article 7 in connection with any individual Claims or series of related Claims where the aggregate amount of the Damages to the Purchaser with respect to the individual Claim or series of related Claims is less than $25,000.

7.5.4    Notwithstanding anything contained in this Agreement to the contrary:

7.5.4.1    Subject to sections 7.5.4.2, 7.5.4.3 and 7.5.4.4, in no event shall the aggregate amount of indemnification obligations of the Vendors, at a particular point in time, exceed the funds in the Escrow Amount at such time (the “Indemnification Cap”) and claims shall only be satisfied from the Escrow Amount and in no event shall the aggregate amount of indemnification obligations of a particular Vendor for Claims in respect of such Vendor exceed that Vendor’s Pro Rata Share of the Indemnification Cap.

7.5.4.2    Subject to section 7.5.4.4, the aggregate amount of indemnification obligation of the Vendors may exceed the Indemnification Cap (up to a maximum amount of the Share Purchase Price) only in respect of Claims (i) based on fraud, (ii) in respect of a breach of the representations and warranties set forth in sections 4.1.11 {TAX MATTERS} and the Ownership of Shares Representations or (iii) in respect of the Retention Bonus Indemnity and the Tax Indemnity, provided that any Damages from any such Claim are first paid out of the Escrow Amount.

7.5.4.3    Subject to section 7.5.4.4, in respect of Claims for breaches of the representations and warranties set out in section 4.1.10 {ENVIRONMENTAL} only (“Environmental Claim”), to the extent that one or more Claims is made by the Purchaser on a date that is on or after the [*] Release Date and before the expiry of the relevant survival period, the aggregate amount of the indemnification obligation of the Vendors for Environmental Claims shall not

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exceed the Available Escrow Amount as determined on the [*] Release Date (the “Limit Amount”) after delivery of the [*] Claim Amount; provided however, that (i) in no event shall the indemnification obligations of a particular Vendor in respect of Environmental Claims under section 4.1.10 exceed such Vendor’s Pro Rata Share of the Limit Amount and (ii) Damages in respect of any Environmental Claim are initially paid using funds in the Escrow Amount.

7.5.4.4    In no event shall a particular Vendor’s aggregate indemnification obligation under this Agreement or the transactions contemplated hereby (in respect of all Claims hereunder where such Claims may exceed the Indemnification Cap) exceed such Vendor’s Pro Rata Share of the Share Purchase Price.

7.5.5    In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, if otherwise required under the provisions of section 7.5, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or if the Vendors are the Indemnifying Party, the Vendors’ Representative and the Purchaser shall issue a joint direction to the Escrow Agent to pay such amount from the Escrow Amount. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall pay such difference to the Indemnifying Party or as the Indemnifying Party directs.

7.5.6    The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

7.5.7    The Purchaser and the Vendors’ Representative shall reasonably cooperate with each other with respect to Third Party Claims, shall keep each other advised with respect

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thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterparts and with counsel at all reasonable times.

7.5.8    In no event shall the Vendors or the Purchaser be liable for punitive or consequential damages. The Indemnified Party shall take reasonable steps to mitigate Damages directly or indirectly incurred or sustained by it upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.

7.5.9    For greater certainty and without limitation, the Purchaser acknowledges that Share Purchase Price takes into account all liabilities in respect of the defined-benefit plans and any other post-retirement or retirement compensation plans of the Corporation or any of its Subsidiaries and as a result the Vendors shall not in any event be liable for any Claim in respect of such matters or any adjustment under section 3.5.1 hereunder.

7.5.10    Notwithstanding any other provision in this Agreement (including, but not limited to, the appointment of the Vendors’ Representative at section 6.1 as representative of all the Vendors), the Purchaser and each of the Vendors acknowledge and agree that the obligations of each of the Vendors pursuant to or in connection with this Agreement (whether under this Article 7 or otherwise) are several, and are not joint and several. For greater certainty and without limitation, subject to the limitations on indemnification obligations set forth in section 7.5 (and in particular the limitations in section 7.5.4.1), the total liability of a particular Vendor with respect to a particular Claim under section 7.1.1 shall not exceed such Vendor’s Pro Rata Share of the amount of such Claim.

7.5.11    Payments out of the Escrow Amount or, where applicable, by the Vendors under this Article 7, shall be limited to the amount of any Damage that remains after deducting therefrom any reserve or indemnity, contribution, insurance payment, benefit or other similar payment actually recovered by the Purchaser, the Companies or any Affiliates of Purchaser from any third party (including, for greater certainty and without limitation, a Governmental Entity) with respect thereto.

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7.5.12    Notwithstanding any other provision, the Vendors shall have no obligation with respect to any Claim made in connection with a breach of the representations and warranties set forth in section 4.1.10 {ENVIRONMENTAL} to the extent the Purchaser’s claim arises solely out of the voluntary subsurface investigation of the Purchaser. For the purposes of the foregoing, the term voluntary subsurface investigation of the Purchaser shall not include (i) the removal of subsurface structures or equipment (including, without limitation, tanks or treatment units), (ii) activities associated with the sale, leasing or financing of the property reasonably required by the lender, purchaser, lessor or lessee or (iii) any other reasonable activity for which the Purchaser has a legitimate business purpose other than characterization of the premises.

7.6	Indemnification Claims

Other than as set out in sections 3.6 and 3.7, the parties agree that Article 7 sets out the sole and exclusive manner by which the Purchaser or the Corporation may seek a remedy from the Vendors, or by which the Vendors may seek a remedy from the Purchaser, for any matter in respect of or in connection with the purchase of the Purchased Shares (including any matter for which the Purchaser or the Vendors may make a Claim under sections 7.1 and 7.2, respectively, including, for greater certainty, any matter that could be made a Claim under either of those sections but for sections 7.5.2, 7.5.3 or 7.5.4.

7.7	Waiver

The Vendors, for the benefit of the Corporation and any CMC Subsidiary, irrevocably waive any claims against the current or former directors or officers of the Corporation or any CMC Subsidiary.

ARTICLE 8

CLOSING

8.1	Location and Time of the Closings

The Closing shall take place at the Time of Closing on the Closing Date at the offices of Vendors’ Counsel.

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8.2	Closing Documents

On or prior to the Closing the Vendors shall have delivered or caused the Corporation to deliver to Purchaser all of the following:

8.2.1.1    A compliance certificate from the Vendor Representative and the Corporation, in customary form and reasonably acceptable to Purchaser, stating that the conditions specified in section 5.1 have been satisfied in all material respects;

8.2.1.2    The share certificates representing the Shares and assignments separate from certificate transferring the Shares to Purchaser in form and substance reasonably acceptable to Purchaser;

8.2.1.3    Resignations, effective as of Closing, of the Directors of the Corporation and the CMC Subsidiaries;

8.2.1.4    A certificate of the Corporation’s Secretary, in customary form, certifying (a) resolutions of the Corporation’s Board of Directors and Shareholders (if necessary) in connection with the approval of the transactions contemplated by this Agreement; (b) the Articles of Incorporation and Bylaws of the Corporation; and (c) the incumbency of the officers of the Corporation and the CMC Subsidiaries who have executed documents in connection with this Agreement;

8.2.1.5    Certificates of compliance for each of the Corporation and CMC Electronics from Industry Canada and a Certificate of Good Standing for CMC Aurora from the Secretary of State of the State of Delaware; and

8.2.1.6    All minute books, stock books, ledgers, registers and corporate seals, if any, and other corporate records relating to the organization, management, ownership and maintenance of the Corporation and the CMC Subsidiaries.

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ARTICLE 9

TERMINATION

9.1	Vendors’ Right to Terminate

9.1.1 The Vendors, when not in default in any material respect in the performance of its obligations under this Agreement (except where a condition in section 5.2 is not satisfied for reasons other than any default by the Vendors), may without prejudice to any other rights, terminate this Agreement by written notice to Purchaser if the Closing Date does not occur on or prior to the date that is April 15, 2007.

9.2	Purchaser’s Right to Terminate

9.2.1 The Purchaser, when not in default in any material respect in the performances of their obligations under this Agreement (except where a condition in section 5.1 is not satisfied for reasons other than any default by the Purchaser), may without prejudice to any other rights, terminate this Agreement by written notice to the Vendors’ Representative if the Closing Date does not occur on or prior to the date that is April 15, 2007.

9.3	No Liability for Termination

If this Agreement is terminated in accordance with the foregoing provisions of this Article 9, no party (including, for greater certainty, the Vendors’ Representative) shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that no termination of this Agreement shall relieve any party from any liability for any breach by it of this Agreement.

ARTICLE 10

GENERAL MATTERS

10.1	Confidentiality

If the transactions contemplated by this Agreement are not completed, the Purchaser shall not, except as contemplated below, directly or indirectly, use for its own purposes or communicate to any other Person any confidential information or data relating to the Vendors, the Corporation, its Subsidiaries or to the Business which become known to the Purchaser, its

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accountants, legal advisers or representatives as a result of the Vendors or the Corporation making the same available in connection with the transaction contemplated hereby. The foregoing shall not prevent the Purchaser from disclosing or making available to its accountants, professional advisers and bankers and other lenders, whether current or prospective, any such information or data. The parties acknowledge that the provisions of the non-disclosure agreement dated October 2, 2006 between Jeffries Quarterdeck, on behalf of the Corporation, and the Purchaser continue to apply.

10.2	Public Notices

No press release or other announcement concerning the transaction contemplated by this Agreement shall be made by the Vendors, the Corporation, the CMC Subsidiaries or by the Purchaser without the prior written consent of the other (such consent not to be unreasonably withheld) provided, however, that any party may, without such consent, make such disclosure if the same is required by any stock exchange on which any of the securities of such party or any of its Affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such party or any of its Affiliates, and if such disclosure is required the party making such disclosure shall use reasonable efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

10.3	No Shop

The Vendors and the Corporation hereby agree that they will not, directly or indirectly, from the date hereof until the earlier of the termination of this Agreement or the consummation of the transactions contemplated hereby, enter into or continue any discussions or arrangements with any other person related to the sale of the Purchased Shares, Business, business of any CMC Subsidiary or the shares in the capital of any CMC Subsidiary.

10.4	Expenses

Each of the Vendors and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by it, respectively, in connection with the negotiation and settlement of this Agreement and the

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completion of the transaction contemplated hereby. Notwithstanding the generality of the foregoing, the Purchaser agrees that it will bear the filing fee associated with the HSR Act and other anti-trust and regulatory filings in its entirety.

10.5	Assignment

Except as provided in this section, no party may assign its right or benefits under this Agreement. The Purchaser may, at any time prior to the Time of Closing:

10.5.1    assign all (but not less than all) of its rights and benefits under this Agreement to any Person if:

10.5.1.1    the prior written consent of the Vendors’ Representative has been obtained; and

10.5.1.2    the assignee delivers to the Vendors an instrument in writing executed by the assignee confirming that it is bound by and shall perform all of the obligations of the Purchaser under this Agreement as if it were an original signatory;

10.5.2    assign all (but not less than all) of its rights and benefits under this Agreement to any Affiliate of the Purchaser who delivers an instrument in writing to the Vendors similar to the one contemplated by section 10.5.1.2;

provided that no assignment contemplated above shall relieve the Purchaser of its payment obligations under this Agreement. In the event of an assignment contemplated above, any reference in this Agreement to “Purchaser” shall be deemed to include the assignee.

10.6	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or

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other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)	if to the Vendors or to the Vendors’ Representative:

ONCAP L.P.

161 Bay Street

48th Floor, Box 220

Toronto, Ontario M5J 2S1

Attention: Michael Lay and Gregory Baylin

Telecopier number: (416) 214-6106

- and -

Jean-Pierre Mortreux

600 Dr. Frederik Phillips Boulevard

Ville Saint-Laurent

Quebec H4M 2S9

Telecopier number: (514) 748-3025

with a copy (which shall not constitute notice) to Vendors’ Counsel at:

Torys LLP

The Maritime Life Tower

Suite 3000, P.O. Box 270

Toronto-Dominion Centre

Toronto, Ontario M5K 1N2

Attention: Stephen J. Donovan

Telecopier number: (416) 865-7380

(b)	if to the Purchaser:

Esterline Technologies Corporation

500 108th Avenue NE, Ste. 1500

Bellevue, WA 98004

Attention: Steven Larson

Telecopier number: (425) 453-2916

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with a copy (which shall not constitute notice) to Purchaser’s Counsel at:

Perkins Coie LLP

1201 3rd Avenue, 40th Floor

Seattle, WA 98101

Attention: Andrew Bor and Troy Hickman

Telecopier number: (206) 359-9000

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by any party pursuant to or in connection with any arbitration procedures contained herein or in any Schedule hereto may only be delivered by hand.

10.7	Construction

The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in (whether directly or, in the case of the Other Vendors, through the ONCAP Parties), the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favour of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

10.8	Time of Essence

Time is of the essence of this Agreement.

10.9	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

10.10	Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

ONCAP L.P., by its general partner, ONCAP Investment Partners L.P., by its general partner, ONCAP Investment Partners Inc.

By:

By:	/s/ DONALD LEWTAS

ONCAP (Cayman) L.P., by its general partner, ONCAP Investment Partners (Cayman) L.P., by its general partner, ONCAP Investment Partners (Cayman) Inc.

By:	/s/ DONALD GALES

By:

ONEX CORPORATION

By:	/s/ DONALD LEWTAS

By:	/s/ ANDREW SHEINER

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

By:	/s/ [Illegible]

By:	/s/ [Illegible]

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/s/ JEAN-PIERRE MORTREUX

JEAN-PIERRE MORTREUX

/s/ JEAN-DENIS ROY

JEAN-DENIS ROY

/s/ JAMES WIMMERS

JAMES WIMMERS

/s/ GREGORY A. YELDON

GREGORY A. YELDON

CSP EQUITY PARTNERS XXI, INC.

By:	/s/ BRAD MESLIN

By:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ [Illegible]

By:	Duly Authorized Signatory

THE BANK OF NOVA SCOTIA

By:	/s/ JEAN HOPKINS

By:	/s/ ROB LOCKIE

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MG STRATUM FUND II, LIMITED PARTNERSHIP, by its General Partner McKenna Gale Management II Ltd.

By:	/s/ [Illegible]

By:	/s/ [Illegible]

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JEAN-PIERRE MORTREUX, in his capacity as Designated Representative (as such term is defined in the Corporation’s USA)

By:	/s/ JEAN-PIERRE MORTREUX

CMC ELECTRONICS AURORA INC.

By:	/s/ GREGORY YELDON

By:	/s/ JEAN-DENIS ROY

CMC ELECTRONICS HOLDINGS INC.

By:	/s/ GREGORY YELDON

By:	/s/ JEAN-DENIS ROY

CMC ELECTRONICS INC.

By:	/s/ GREGORY YELDON

By:	/s/ JEAN-DENIS ROY

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ ROBERT W. CREMIN

By:	/s/ ROBERT D. GEORGE

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